Exhibit 10.1

SUBCONTRACT

SUBCONTRACTOR:	Subcontract # DTIC-OPTI-NPS-S01
Ocean Power Technologies, Inc.	PROJECT TBD
ADDRESS:	TYPE: Firm fixed price completion
28 Engelhard Drive, Suite B	CEILING VALUE: $52,500.00
Monroe Township, New Jersey 08831	FUNDED VALUE: $52,500.00
Cage Code:	DPAS Rating: Unclassified
DUNS #: 181079872	PRIME CONTRACT #: FA8075-18-D0001
NAICS/PSC Code: 04EP7	TASK ORDER #: FA8075-20-F-0050
Business Size: Small

This Subcontract (hereinafter “Subcontract”) is made effective on the 20th day of October, 2020 (the “Effective Date”), by and between Adams Communication & Engineering Technology, Inc. (hereinafter referred to as “ACET” or “Contractor”), a Delaware Corporation with principal offices at 10740 Parkridge Blvd., Suite 700, Reston, VA 20191 and Ocean Power Technologies, Inc. (OPTI) (hereinafter referred to as “OPTI” or “Subcontractor”) with offices located at 28 Engelhard Drive, Suite B, Monroe Township, NJ 08831 (hereinafter referred to collectively as the “Parties” or individually as a “Party”).

WHEREAS, ACET has entered into a Task Order supporting the Defense Technical Information Center (DTIC) (hereinafter referred to as “Customer) prime contract/task order, FA807518D0001 Delivery order FA807520F0050 with the Unmanned and Robotic Systems for the Naval Postgraduate School (NPS) (hereinafter referred to as “Prime Contract”); and

WHEREAS, the Parties desire to enter into this Subcontract to define the relationship between ACET, as the Prime Contractor, and OPT, as the Subcontractor, and as more particularly set forth in the Statement of Work included as Exhibit A; and

WHEREAS, Subcontractor has the ability, experience, and desire to accept this Subcontract for the performance of the work, subject to the terms and conditions contained in the Subcontract.

NOW THEREFORE, in consideration of the premises set forth above and the respective covenants and agreements contained in this Subcontract, and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, and intending to be legally bound, the Parties hereby agree to be bound as follows:

ARTICLE I: GENERAL TERMS AND CONDITIONS

I.1	SCOPE OF WORK. The Subcontractor shall furnish all labor, personnel, materials, equipment, property (Services) and other items necessary to perform all work identified in the Statement of Work as set forth in Exhibit A Statement of Work.

I.2	PERIOD OF PERFORMANCE. This Subcontract has a period of performance:

October 20, 2020 through February 9, 2021

I.3	APPLICABILITY OF ACET PRIME CONTRACT REQUIREMENTS. Subcontractor hereby agrees to comply with and be bound by each and every applicable requirement, clause, provision, covenant, representation, warranty, and obligation set forth herein. Accordingly, the applicable sections of the ACET Prime Contract attached at Exhibit B hereto are hereby incorporated into this Subcontract, as if set forth in full text. To this end, Subcontractor acknowledges that it has received, read, and understands the attached sections of the ACET Prime Contract, and willfully agrees to be bound by all relevant terms and conditions set forth therein.

Where necessary to make all referenced clauses applicable to this Subcontract, the term “Government,” “Contracting Officer” and equivalent terms shall mean Prime Contractor and the term “Contractor” shall mean “Subcontractor.” Such substitution shall not apply to FAR 52.215-2 Audit and Records – Negotiation.

Other additional clauses, as may be required from time to time by the U.S. Government, shall be incorporated by a unilateral modification to this Subcontract. These additional provisions shall have the same force and effect as if set forth in their entirety. Any additional provisions not applicable to this Subcontract due to Subcontract value, vendor size, or subcontract type, are self-deleting.

I.4	SUBCONTRACT ADMINISTRATION. The Parties hereby appoint the following persons as the only persons authorized to direct the work effort or in any way to change, amend, or modify any of the terms of this Subcontract. Except as expressly provided elsewhere in this Subcontract, where approval is required by ACET under the terms of this Subcontract, it shall be construed to mean the approval of the Subcontracts Administrator. In the event the Subcontractor effects any change at the direction of any other person, the change will be considered as having been made without authority and an adjustment will not be made in the Subcontract value or delivery schedule as a result thereof. No agreement or understanding will be binding on ACET unless made in writing and signed by the ACET President and CEO. All correspondence applicable to this Subcontract shall be addressed to the Subcontract Administrator as identified below:

TABLE I.4-1: Authorized Subcontract Administrators

For ACET		For Subcontractor
Name:	Donna Dawson	Name:	Keith Silverman
Title:	Director, Contracts	Title:	Director, Commercial Operations
Address:	10740 Parkridge Blvd., Suite 700	Address:	28 Engelhard Dr
	Reston, VA 20191		Monroe Township, NJ
Phone:	703-828-2551	Phone:	973-868-7481
Email:	contracts@adamscomm.com	Email:	ksilverman@oceanpowertech.com

The ACET Technical Point of Contact, or his/her designated alternate, has the authority to provide technical direction and determine the acceptability of the Subcontractor’s progress and overall technical performance. This authority is limited to technical direction and approval of work specified within the Statement of Work of this Subcontract. The Subcontractor will perform all work as directed by the Technical Point of Contact providing, however, that the Technical Point of Contact shall not control or direct the physical conduct of the Subcontractor in the performance of its duties.

For all purposes under this Subcontract, Subcontractor shall be an independent contractor and not an agent of ACET. In no event shall the technical direction be construed in any manner which will serve to increase the total amount of this Subcontract or any Line Item hereunder. The Technical Point of Contract or his/her designated alternate, does not have the authority to modify this Subcontract or line items. All deliverables applicable to this Subcontract shall be addressed to the Technical Point of Contact at the address identified below. The following individuals are hereby appointed as the primary persons responsible for all technical matters relating to this Subcontract.

TABLE I.4-2: Technical Representatives

For ACET		For Subcontractor
Name:	David Trask	Name:	Neil Williams
Title:	Program Manager	Title:	Director Engineering
Address:	6190 Guardian Gateway, Ste. 300	Address:	28 Engelhard Drive, Suite B
	Aberdeen Proving Ground, MD 21005		Monroe Township NY 08831
Phone:	559-779-0885	Phone:	202-674-1749
Email:	david.trask@adamscomm.com	Email:	Nwilliams@Oceanpowertech.com

In the event that the above-specified Subcontract Administrators or Technical Representatives wish to delegate their respective responsibilities to other individuals, said delegations shall be in writing and delivered pursuant to Article I.4.1, Notices provision of this Subcontract.

I.4.1	Notices. All notices pertaining to this Subcontract, shall be delivered in writing to the Subcontract Administrators and Technical Representatives designated above.

Such notices shall be either, delivered in person or sent to the other Party by certified mail with return receipt requested or electronic mail, electronically confirmed and followed up immediately by regular mail. A Notice shall be considered given when delivered.

If Subcontractor encounters difficulty in meeting performance requirements, or difficulty in complying with its delivery obligations, or has knowledge that any actual or potential situation is delaying or threatens to delay the timely performance of this Subcontract, Subcontractor shall immediately notify ACET in writing, giving pertinent details and specificity. This notification shall be informational only, and compliance with this provision shall not be construed as a waiver by ACET as to any requirements, rights or remedies set forth herein.

I.5	INSPECTION AND ACCEPTANCE.

I.5.1	Inspection and Acceptance requirements shall be specified in the scope of work.

I.5.2	All materials furnished and services performed pursuant to this Subcontract shall be subject to inspection and test as set forth in this Subcontract, by Contractor and/or the Government, at all reasonable times and places, during and after the period of performance and delivery. Inspection personnel shall be allowed full access to Subcontractor’s facility and be able to witness all operations and tests performed by Subcontractor in the fulfillment of this Subcontract and shall have access to all information relating thereto.

I.5.3	Subcontractor must correct any errors or unacceptable quality encountered during the review. If necessary, a meeting may be convened to resolve any differences. Subcontractor shall make all required changes as directed by ACET to achieve an acceptable deliverable. These procedures shall not be construed to constitute a waiver on the part of ACET of its rights under the Default clause contained herein, nor of any other rights or remedies provided by law or under this Subcontract.

I.5.4	Acceptance of all supplies and services under this Subcontract shall be accomplished by ACET. ACET, in turn will obtain acceptance from the Government customer.

I.5.5	ACET’s rights to revoke its acceptance for defects, fraud, and gross mistakes amounting to fraud, as set forth in FAR 52.246-3, are in addition to any other rights and remedies available at law and/or under this Subcontract.

I.5.6	In the event that material furnished or services performed are not in accordance with the terms of this Subcontract, ACET shall have the right to (1) hold any material and assess Subcontractor rental charges, (2) require correction at Subcontractor’s expense, (3) require replacement with conforming materials or services at Subcontractor’s expense, (4) correct the nonconformity itself or through another source (however, the risk of any remaining non-conformity following such corrective action shall remain with Subcontractor), (5) accept the materials or services with an equitable reduction in price, (6) terminate this Subcontract for default or (7) re-procure the goods and/or services entirely at Subcontractor’s expense. Subcontractor shall be liable for all costs of repair, correction, re-work, replacement, inspection/re-inspection, transportation, and re-packaging, as applicable.

I.5.7	If Subcontractor fails to proceed with reasonable promptness to provide any required replacement or correction, Contractor may terminate the Subcontract for default.

I.5.8	Exhibit B FAR and DFAR clauses are incorporated by reference with the same force and effect as if set forth in full text. Unless the context of the clause requires otherwise, the term “Contractor” shall mean Subcontractor, the term “Contract” shall mean Subcontract, and the terms “Government,” “Contracting Officer” and equivalent phrases shall mean ACET and the ACET Subcontract Administrator, respectively. It is intended that the referenced clauses shall apply to Subcontractor in such manner as is necessary to reflect the position of Subcontractor to ACET, to insure Subcontractor’s obligations to ACET and to the United States Government, and to enable ACET to meet its obligations under its Prime Contract.

I.6	AUDIT AND RECORDS

As used in this provision, records include books, documents, accounting procedures and practices, and other data, regardless of type and regardless of whether such items are in written form, in the form of computer data, or in any other form.

With regard to Firm-Fixed-Price line items, the U.S. Government shall have the right to examine, reproduce and audit all such records related to pricing and performance to evaluate the accuracy, completeness, and currency of cost and pricing data submitted with the Subcontractor’s bid and related to “Changes,” “Termination for Convenience” or “Termination for Cause” clauses of this Subcontract.

The records described in this Section I.6 shall be made available to the U.S. Government (and ACET if agreed to by the Parties) at any Subcontractor location engaged in the performance of this Subcontract, at all reasonable times, for inspection, audit or reproduction, until the expiration of the time specified in FAR Subpart 4.7, Contractor Records Retention, or for such longer period, if any, as is required by applicable statute, or by other clauses of the Subcontract.

Subcontractor agrees to cooperate and participate fully, to the extent required by ACET, in support of any audit by any Government agency. Subcontractor further agrees to be bound by any final determinations resulting from any such Government audit(s).

I.7	RISK OF LOSS.

I.7.1	Until acceptance of the work by Contractor in accordance with this Subcontract, risk of loss, theft, and damage shall remain with Subcontractor notwithstanding Contractor’s physical possession of the work.

I.7.2	Subcontractor shall assume risk of loss for any Contractor furnished materials, parts, special tooling, or any other property (hereafter “Property”) including the Property of the U.S. Government provided by Contractor for use in conjunction with Subcontractor’s performance of this Subcontract. In accordance with the provisions of this Subcontract, but in any event upon completion thereof, Subcontractor shall return such property to Contractor in the condition in which it was received except for reasonable wear and tear, and except to the extent that such property has been incorporated into items delivered under this Subcontract, or has been consumed in the normal performance of work under this Subcontract.

I.8	INVOICES AND PAYMENT. Invoices shall be submitted on a monthly basis, to accountspayable@adamscomm.com and budgetanalyst@adamscomm.com in electronic form, no later than the 5th business day of the month following the period in which the services were performed, or, as the case may be, in which any material was accepted. Invoices shall be prepared and submitted in the form and manner set forth in this Subcontract. Invoices shall be signed and approved by an authorized official of the Subcontractor, who shall certify that the invoiced amounts are true and accurate, and that Subcontractor has in its possession records for all amounts for which payment is requested.

I.8.1	Subcontractor Time Entry. If the Subcontractor does not have an adequate time keeping system, ACET will provide access to its web based Deltek Time and Expense Reporting (hereinafter “Deltek”) system.

I.8.2	Invoice and Payment Process. Invoices shall be submitted by the 5th business day of each month following when services were performed or materials accepted. Invoices shall contain at a minimum: a) unique invoice number and invoice date, b) Subcontractor’s name and business address, c) date of invoice, d) period covered by invoice, e) subcontract number and, if applicable, applicable task order number, f) total amount billed on invoice, g) total cumulative amount billed under subcontract, and h) travel expenses and Other Direct Costs (ODCs) incurred after receipt of advance authorization from ACET, and receipts must be provided to support all expenses included on each invoice.

All invoices must include the following certification and be signed by an authorized Subcontractor representative:

“This is to certify that to the best of my knowledge the qualifications of the individuals whose labor is being invoiced herein were performed during the time period stated and meet the minimum labor category qualifications, including but not limited to education and experience requirements for the specific labor category in which their respective hours are being invoiced. All services documented by this invoice and for which payment is claimed were provided by the Subcontractor staff members. All non-labor costs for which reimbursement is claimed were incurred in performance of this effort and are claimed at cost without profit or fee.”

All invoices are subject to verification by ACET with regard to the accuracy of the amount billed for work performed by the Subcontractor. In the event Subcontractor is overpaid by Contractor for any reason, Subcontractor shall promptly refund or credit the overpayment back to the Contractor.

I.8.3	Payment. ACET will pay the Subcontractor upon successful completion and acceptance of FFP milestones as set forth in Exhibit C. OPTI must submit an invoice before the 5th business day of the month following the month services were performed or materials provided. No travel, living expenses or incidental expenses are authorized and will not be reimbursed unless included by written modification to subcontract. Normal payment duration is within 30 days of receipt of payment by the Government. No interest charges are allowed and no interest payments will be made under this subcontract.

I.8.4	Incorrect or Untimely Invoices. If invoices are not received within the required time period, or are prepared incorrectly, payment to Subcontractor may be delayed. If you do not meet the 5th business day of the month timeline, and/or have corrections that must be made and ACET submits its invoice to the US Government without the inclusion of your invoice, your payment may be delayed.

I.8.5	Disallowances. If any amount paid by ACET to the Subcontractor is disallowed by ACET’s cognizant audit agency, or by the Contracting Officer set forth in ACET’s Prime Contract, the Subcontractor shall, upon written demand by the ACET Subcontract Administrator, promptly (within ten (10) business days) remit to ACET the disapproved amount. If ACET is required, because of any action by the Government, to refund or credit to the Government any amount with respect to an item of cost for which ACET has reimbursed Subcontractor, Subcontractor shall, upon written demand by ACET’s Subcontract Administrator, immediately remit to ACET the disapproved amount. If however, ACET should recover any disallowed amount, or part thereof, ACET shall within 30 business days, re-pay such allocable amount to Subcontractor.

I.9	SUBCONTRACTOR DELIVERY OR PERFORMANCE SCHEDULE.

Time is a critical element of Subcontractor’s performance. Subcontractor shall take adequate measures to accomplish all elements of work required within time limits which are set forth in the schedule, if any, and if no schedule is included, within such time limits for meeting the specified shipping date(s) or performance period(s). Subcontractor shall provide immediate written notice of any actual or potential delay. Failure to maintain scheduled completion shall be considered a breach of Subcontractor’s obligations. If required by ACET, Subcontractor shall furnish progress reports as directed. Subcontractor shall also provide ACET information as requested concerning the Subcontractor’s program and schedule. If Subcontractor demonstrates the potential inability or desire to perform, an anticipatory breach may be declared by ACET.

ACET reserves the right to direct Subcontractor to schedule, re-schedule, or re-sequence the delivery of services, goods, material, or equipment.

Subcontractor shall notify ACET in writing within five (5) business days of an excusable delay. Likewise, Subcontractor shall notify ACET in writing within five (5) business days if the Subcontractor reasonably anticipates an excusable delay. Whether a delay is an excusable delay or not, Subcontractor shall, at no cost to ACET, exercise its best efforts to mitigate all delays. Subcontractor shall keep ACET continually informed as to the delay and Subcontractor’s mitigation efforts.

Subcontractor expressly acknowledges and agrees that it shall receive no damages for delay. Subcontractor’s sole remedy against ACET for delay shall be the right to seek an extension in the Schedule. Granting of any such time extensions shall not be a condition precedent to this no-damages-for-delay provision. This no-damages-for-delay provision shall apply to claims for early completion, as well as claims based on late completion. It is expressly acknowledged and agreed to by Subcontractor that a material inducement to ACET to enter into this Subcontract is this no-damages-for-delay provision.

Subcontractor acknowledges and agrees that ACET will suffer damage and losses if Subcontractor’s work is not completed in strict accordance with the Schedule. Such damages may include but are not limited to: damages assessed by the Customer; costs incurred directly by ACET; and, claims by other subcontractors for interruption, inefficiency or delay. Subcontractor acknowledges that such damages are reasonable, foreseeable, and would be proximately caused by Subcontractor’s failure to complete its Work on schedule. Subcontractor shall not be liable to ACET for excusable delays.

I.10	SUBCONTRACTOR PERSONNEL.

Subcontractor shall ensure that all of its personnel proposed to perform under this Subcontract shall comply at all times with the labor category requirements set forth below. Unless otherwise authorized by ACET, all Subcontractor personnel shall be “United States persons”, as defined in 22 C.F.R. §120.15.

I.10.1	Personnel Qualifications. As noted on Exhibit C, the applicable labor category requirements for this subcontract require certification. The Subcontractor personnel shall possess at all times the necessary training, qualifications, experience, and clearances to accomplish all tasks identified in the PWS/SOW. Minimal tradeoffs between education, experience or skills may be considered by ACET to present to the Government for the following: TBD if confirmation of these labor categories are required by the PWS/SOW

Program Manager

Required:

The Subcontractor’s program manager shall have knowledge and experience with the NPS defense systems mission. The contractor’s program manager shall have a minimum of ten years of experience in program management.

Knowledge and experience with education, financial management, logistics, procurement, or asset management. The contractor’s program manager shall have experience and knowledge to be able to deal directly with and resolve issues for all senior personnel (i.e. senior staff, senior Government official, etc.) associated with the program.

Education preferred: It is preferred that the contractor’s program manager have a master’s degree in Systems Engineering, Business Administration, Management, or a related field.

M&S Specialist (Analyst)

Required:

The Subcontractor’s M&S Analyst shall have experience and knowledge to design, develop, modify, and tests defense system focused models and simulations. The Subcontractor’s M&S Analyst shall be proficient in X3D, VRML, XML, SYSML, or similar modeling languages and have experience in instructing others on the use of the models and simulations.

The Subcontractor’s M&S Analyst shall have at least six years of research experience with M&S and at least six years of research experienced with war-gaming. The contractor’s M&S Analysist shall possess at least a bachelor’s degree in computer science, computer engineering, M&S, or related field.

Education Preferred: It is preferred that the contract’s M&S Analysis have a graduate degree in computer science, computer engineering, M&S, or related field.

Functional Expert Consultant

The Subcontractor’s Functional Expert Consultant shall possess experience and expertise in broad areas of unmanned systems. The contractor’s Functional Expert Consultant shall have experience providing the high-level presentations and white papers for system engineering reviews, product development, analysis, and validation and verification of engineering solutions. The contractor’s Functional Expert Consultant shall have at least a master’s degree in a science or engineering field; a Ph.D. is preferred. The contractor’s Functional Expert Consultant shall have at least 7 years of experience relating to defense systems, three of which must be in direct support to DoD related activities.

Software Engineer

The Subcontractor’s Software Engineer shall possess extensive experience (at least six years of experience) in the use of software tools or models (i.e., Rhapsody, Enterprise Architect, Integrity Modeler, Eclipse, etc.) and experience in multiple software coding languages including C, C++, Java, Ada, Python, etc. The contract’s designated Software Engineer must have at least a bachelor’s degree in a science or engineering field; a master’s degree is preferred.

Research Engineer

The contractor’s Research Engineer shall possess experience in the field of defense systems. The contractor’s Research Engineer must possess extensive subject matter expertise in one or more focus areas of defense systems within the US and partner nations. The Research Engineer must have at least a bachelor’s degree in a science or engineering field; a master’s degree is preferred. The Research Engineer must have at least six years of demonstrated experience in a research environment, preferably related to the DoD.

I.10.1	Resume File. Subcontractor shall maintain a file of resumes for each of its employees proposed to perform, and shall provide copies of resumes available for inspection by ACET upon request.

I10.2	Removal of Subcontractor Personnel. Subcontractor shall immediately remove any of Subcontractor’s employees deemed unsatisfactory by ACET upon ACET’s articulation of a reasonable basis for such removal. Grounds for removal include, but are not limited to, employee misconduct, or any act that threatens the successful performance of any work effort pertaining to this Subcontract. Removal of Subcontractor personnel shall not relieve Subcontractor of its duties and obligations pursuant to this Subcontract.

I.10.3	Key Personnel. At least ten (10) calendar days prior to reassigning any key Subcontractor personnel to other work, the Subcontractor shall obtain the written approval of the ACET Point of Contact identified in I.4.1 Notices. When requested by ACET, Subcontractor shall propose replacements for key Subcontractor personnel who will be or have been reassigned and such replacements shall have qualifications that are equivalent to or better than those of the individual(s) being replaced.

I.10.4	Replacement Personnel. The Subcontractor’s replacement of personnel under this provision shall be accomplished in a manner that does not interrupt or disrupt performance under this Subcontract.

I.11	LOWER TIER SUBCONTRACTORS AND VENDORS.

I.11.1	If approved in accordance with the clause I.11.2 below, Subcontractor shall flow down all requirements that are flow downs from ACET’s Prime Contract and this Subcontract, so that such requirements are binding upon each of Subcontractor’s lower tier subcontractors and vendors. Subcontractor shall take all steps necessary to ensure that such lower tier subcontractors and vendors perform in accordance with the requirements set forth in this Subcontract, under which such lower tier subcontractors and vendors may be approved to participate.

I11.2	Subcontractor shall not subcontract all or any portion of this Subcontract or utilize any personnel who are not employed by Subcontractor without the prior express written approval of Contractor subcontracting and technical representatives set forth in this Subcontract, Section I.4.1 Notices. Approval by Contractor of Subcontractor requests to subcontract, or payment for subcontracted work by Subcontractor, shall not in any way relieve Subcontractor of its responsibilities or obligations hereunder. All work performed by any lower-tier subcontractor(s) shall fully conform to the terms of this Subcontract. Subcontractor assumes full responsibility for all actions and the quality of work performed and materials supplied by lower-tier Subcontractors, and shall remain liable for damages to ACET caused by the performance of work under this Subcontract by a lower-tier subcontractor to the same extent that Subcontractor would have been liable hereunder if Subcontractor had performed that work.

I.12	TRAVEL AND OTHER DIRECT COSTS.

I.12.1	Any travel that is specifically authorized as part of the work scope of this Subcontract or becomes necessary during performance of this Subcontract will be reimbursed in accordance with the Federal and Joint Travel Regulations (FTR and JTR) in effect at the time of travel. Any travel that was not specifically authorized and incorporated herein, must be submitted to the ACET Program Manager and Subcontract Administrator for approval and subcontract modification, as required, at least ten (10) business days in advance of the proposed travel. To be reimbursed, the travel expenses must be:

a)	allowable under the FTR and the provisions of this Subcontract,

b)	reasonable,

c)	allocable and necessary to the performance of this Subcontract,

d)	identify the name(s) of the traveler, destination, purpose of travel and days worked,

e)	have a copy of any required ACET pre-approvals,

f)	be accompanied by legible copies of receipts to support airfare of public conveyance, car rental expenses for each day, and lodging expenses, and

g)	shall not include a profit or fee bearing cost element.

I.12.2	Any Other Direct Costs (ODC), materials, equipment, and supplies that become necessary through the execution of this Subcontract shall require the prior express written approval of ACET’s Program Manager and Subcontract Administrator before such costs are incurred. Subcontractor shall be liable for and reimburse ACET for any and all costs ACET may incur on Subcontractor’s behalf for which the Government has billed/requested payment from ACET, including but not limited to the following: background investigations, security clearances, etc.

I.13	PROPRIETARY INFORMATION; CLASSIFIED INFORMATION. During the term of this Subcontract, ACET and Subcontractor shall exchange such technical data and other information to the extent that such exchange is reasonably necessary for each to perform its obligations hereunder, or to the further extent that the Parties mutually consider it beneficial to do so.

I.13.1	Proprietary Information. For the purpose of this Subcontract, “Proprietary Information” is defined as any information, data, or material, each page of which is conspicuously marked with an appropriate legend indicating its proprietary nature. Each Party agrees to keep any Proprietary Information in strict confidence, and to use the same reasonable efforts to protect such information as are used to protect its own Proprietary Information. Disclosure of Proprietary Information shall be restricted to those persons who are directly participating in the proposal and contract efforts identified in this Subcontract.

Each Party agrees not to disclose or use any Proprietary Information of the other Party in any manner, directly or indirectly, for the purpose or with the result of obtaining, for itself or any third party, an advantage, benefit or gain, whether real or potential, over the general public, whether in connection with investing or trading in securities or for any other purpose other than the performance under this Subcontract. Each Party acknowledges that such use or disclosure of Proprietary Information may constitute insider trading and/or misappropriation of proprietary data in violation of federal and/or state law, resulting in severe sanctions on individuals and the corporate entities involved in insider trading.

In order for Proprietary Information to be protected in accordance with this Subcontract, it must be:

a)	In writing.

b)	Clearly identified as Proprietary Information by marking each page with the legend “Proprietary Information of (furnishing party.)”

c)	Delivered to an individual designated to receive such information.

Where Proprietary Information does not lend itself to written form (i.e., magnetic recording or other machine-readable form), its transmittal shall be documented by the disclosing Party in a separate memorandum within thirty (30) days. Each Party shall identify as Proprietary Information only that information which it believes in good faith to be privileged, a trade secret or otherwise entitled to such marking. However, any financial data of either Party shall be considered Proprietary Information even if not marked as such.

The limitations on disclosure of Proprietary Information shall not apply if any of the following conditions exist:

a)	If it is part of the public domain through no fault of ACET or Subcontractor.

b)	If, prior to the receipt of the information, it has been developed independently by the Party receiving it, or was lawfully known to the Party receiving it.

c)	If, subsequent to the receipt of the information it is published by the Party furnishing it, or it was disclosed by the Party furnishing it to others, without restriction, or it has been lawfully obtained by the Party receiving it from other sources including the end-customer, provided such source did not receive it due to a breach of this Subcontract.

d)	If the Proprietary Information is furnished orally and not reduced to writing and properly identified within thirty (30) days.

e)	If it was not identified in writing, or by application of the appropriate identifying stamp or legend, as Proprietary Information subject to this Subcontract.

The foregoing rights, obligations, and restrictions as to Proprietary Information shall survive the termination of this Subcontract for a period of three (3) years from the date of termination of this Subcontract, except that, in the case of information clearly marked as a Trade Secret, the foregoing rights, obligations, and restrictions shall survive for as long as such Proprietary Information is considered a Trade Secret..

I.13.2	Classified Information. To the extent the obligations of the Parties require the handling of or access to classified U.S. Government information, the same shall be subject to the requirements of the Department of Defense, Industrial Security Manual for Safeguarding Classified Information; The National Industrial Security Program Operating Manual; and the applicable DD Form 254.

I.13.3	Press Releases. No news releases, including photographs and films, public announcements or confirmation of same, or any part of the subject matter of this Subcontract shall be made public without the prior review and express written consent of ACET’s Subcontract Administrator. Notwithstanding the foregoing, the Subcontractor shall be allowed to file a current report as a FORM 8-K with the U.S. Securities and Exchange Commission that announces the execution of this Subcontract, the date of such execution, that summarizes the material terms of the Subcontract, and that discloses the entirety of the Subcontract. ACET approvals required under this Article I.13.3 shall not be unreasonably withheld.

I.14	INSURANCE. Subcontractor shall procure and maintain insurance of the kinds and limits enumerated herein. The insurance is to be placed with insurers that have a current A.M. Best Rating of A or better, unless otherwise approved in writing by ACET’s Subcontract Administrator.

a)	Workers’ Compensation as statutorily obligated by law.

b)	Employers’ Liability in an amount no less than $1 million for bodily injury by accident and no less than $1 million for bodily injury by disease.

c)	Comprehensive General Liability covering the full scope of this Subcontract in an amount no less than $1 million combined single limit for bodily injury and/or property damage per occurrence, $2 million in the aggregate. Said coverage to include the following extensions: Contractual Liability, Independent Contractors’ Liability, Premises Operations, Products/Completed Operations, Broad Form Property Damage.

d)	Automobile Liability coverage in an amount no less than $1 million combined single limit for bodily injury and/or property damage per occurrence. Coverage to apply to any auto including Hired and non-Owned.

e)	All-Risk Property Insurance. Subcontractor is responsible for insuring all of its own property and/or property owned by ACET or the Prime Contract proponent agency in its care, custody and control.

f)	Professional Liability in an amount no less than $1 million per occurrence for claims arising out of the performance of professional services, resulting from any error, omission, or negligent act of the Subcontractor.

ACET and its employees shall be named as additional insureds with respect to Subcontractor’s Commercial General Liability, Automobile Liability, and Professional Liability policies, which policies shall expressly provide that they cannot be cancelled without prior written notice from the carrier to ACET. Further, the insurance required by this Subcontract shall be endorsed to state that the coverage shall not be suspended, voided, canceled, reduced in coverage or in limits except after thirty (30) days written notice to ACET by the insurance carrier.

Prior to the commencement of Subcontractor’s work hereunder and annually thereafter, Subcontractor shall provide Certificates of Insurance to ACET evidencing the insurance required under this clause. Such Certificates shall be sent to the attention of the ACET Subcontract Administrator and shall also reference the project number set forth on the cover sheet of this Subcontract.

I.15	INDEMNIFICATION.

I.15.1	Subcontractor shall, without limitation (except as set forth in this Article I.15 and in Article I.16), defend, indemnify, and hold harmless the Government and Contractor, their officers, directors, agents, heirs, assigns, successors in interest, representatives, and employees from and against any and all claims, liabilities, losses, expenses, suits, damages, fines and judgments, demands, and expenses (including reasonable legal and professional fees and expenses) arising out of the following:

a)	The acts, omissions, or performance of the Statement of Work in any way related to, or under, this Subcontract, by Subcontractor, its employees, officers, directors, agents, or lower-tier subcontractors;

b)	Injury, sickness, disease, or death to persons, including officers, directors, employees, agents, and lower-tier subcontractors of Subcontractor, or loss of or damage to property (including the loss of use of property), or fines and penalties which may result, in whole or in part, by reason of the buying, selling, distribution, or use of any of the goods or services provided, or performance of the Statement of Work under, this Subcontract; or

c)	False claims submitted by Subcontractor or its lower-tier subcontractors under this Subcontract, or as a result of Subcontractor’s misrepresentation of fact, or fraud by Subcontractor.

I.15.2	Subcontractor shall indemnify Contractor consistent with this provision regardless of whether any and all claims and liabilities, losses, expenses, suits, damages, judgments, demands, and costs (including reasonable legal and professional fees and expenses) were caused in part by Contractor’s negligence, but excluding willful or intentional misconduct by Contractor or Contractor’s officers, directors, employee, agents, or representatives.

I.15.3	Subcontractor shall defend and settle at its sole expense all suits or proceedings arising out of the foregoing, provided that Subcontractor has notice or is given prompt written notice of such claim or suit, and that Subcontractor shall be given necessary information, reasonable assistance, and the authority to defend such claim or suit. Subcontractor shall not settle, compromise, or discharge any pending or threatened suit, claim, or litigation, arising out of, based upon, or in any way related to the subject matter of this Subcontract and to which Contractor is or may reasonably be expected to be a party, unless and until Subcontractor has obtained a written agreement, approved by Contractor (which approval shall not be unreasonably withheld) and executed by each Party to such proposed settlement, compromise, or discharge, releasing Contractor from any and all liability.

I.15.4	In the event Subcontractor, its officers, employees, agents, or lower-tier subcontractors enter premises occupied by or under the control of Contractor, the Government, or third parties in the performance of this Subcontract, Subcontractor shall defend, indemnify and hold Contractor, its officers, employees and agents and the Government harmless from and against any and all claims, costs, liabilities, losses, damages, or expenses (including, but not limited to, reasonable legal and professional fees and expenses), resulting from bodily injury, sickness, disease, death, damage, or destruction of property (including the loss of use of property) caused by, or arising out of or in connection with, the actions, omissions, or performance of Subcontractor, its officers, employees, agents, or lower-tier subcontractors. Subcontractor shall have no obligation to indemnify and hold harmless under this Article when any such bodily injury, sickness, disease, death, damage, or destruction of property is caused solely by the fault, negligence, or willful misconduct of an organization or person indemnified hereunder. Subcontractor shall purchase and maintain sufficient insurance, including blanket contractual liability insurance, necessary to ensure the fulfillment of this indemnification requirement.

I.15.5	The Parties shall, without limitation, defend, indemnify, and hold harmless the Government and each other, their officers, directors, agents, and employees from and against any and all claims and liabilities, losses, expenses, suits, damages, judgments, demands, and costs (including reasonable legal and professional fees and expenses) arising out of the following: The infringement or violation of any patent, copyright, trademark, service mark, trade secret, or other proprietary interest of any third party resulting from the use, distribution, sale, sub-licensing, or possession of the goods (including software and all forms of written materials) or services purchased or provided, as authorized under this Subcontract, or from the use or possession of said goods or services by the Government, as authorized by this Subcontract.

I.15.6	If any of the goods or services provided by Subcontractor hereunder, including without limitation software and all forms of written materials, become the subject of a claim of infringement or violation of a third party’s intellectual property, privacy, and/or proprietary rights, as set forth in I.15.5, above, Subcontractor shall, at its own expense, use its best efforts:

a)	To procure for Contractor the right to continue use and, if authorized under this Subcontract, distribution of the infringing goods or services or,

b)	To modify the goods or services to make them non-infringing, or

c)	To replace them with equivalent, non-infringing counterparts.

If none of the above-mentioned can be successfully implemented, then Subcontractor shall refund to Contractor all monies paid to Subcontractor for the infringing goods or services.

I.16	LIMITATION OF LIABILITY.

I.16.1	NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE OR SPECIAL DAMAGES SUFFERED BY SUCH OTHER PARTY (INCLUDING WITHOUT LIMITATION DAMAGES FOR HARM TO BUSINESS, LOST REVENUES, LOST SAVINGS, OR LOST PROFITS SUFFERED BY SUCH OTHER PARTY), REGARDLESS OF THE FORM OF ACTION, WHETHER IN SUBCONTRACT, WARRANTY, STRICT LIABILITY, OR TORT, INCLUDING WITHOUT LIMITATION NEGLIGENCE OF ANY KIND WHETHER ACTIVE OR PASSIVE. EACH PARTY HEREBY RELEASES THE OTHER PARTY (AND SUCH OTHER PARTY’S SUBSIDIARIES AND AFFILIATES, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND SUBCONTRACTORS) FROM ANY SUCH CLAIM. NOTHING HEREIN SHALL LIMIT CONTRACTOR’S OR SUBCONTRACTOR’S RIGHT TO DIRECT DAMAGES HEREUNDER.

I.16.2	NOTWITHSTANDING THE PROVISIONS OF I.16.1, NO LIMITATION OF LIABILITY UNDER THIS SUBCONTRACT WILL BE APPLICABLE WITH RESPECT TO A CLAIM THAT IS THE RESULT OF A PARTY’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT.

I.16.3	Amounts paid by Contractor to Government customers as damages or in settlement of claims, assessments, fines, penalties, or credits, to the extent that they were caused by the act(s) or omission(s) of Subcontractor, shall be considered direct damages to Contractor, for which Subcontractor shall reimburse Contractor. For purposes of this clause, Contractor’s out-of-pocket costs attributable to claims or actions for damages of any kind against Contractor as a result of Subcontractor’s acts or omissions (including without limitation, damages recovered from Contractor for outages in Communications Services) shall be deemed direct damages of Contractor, for which Subcontractor shall reimburse Contractor. Out-of-pocket costs include, but are not limited to, reasonable costs for attorneys’ fees, travel, lodging and meal expenses, and courier expenses.

I.16.4	The entirety of this Article I.16 shall be subject to the further limitation that Subcontractor shall not be liable to the Contractor or to the Government, or any of their subsidiaries, affiliates, or their respective officers, directors, employees, agents, representatives or other subcontractors, in an amount that exceeds the total value of the work performed in the Statement of Work.

I.17	DISPUTES.

I.17.1	General. Except for actions for injunctive relief, which may be brought at any time, any claim, controversy or dispute concerning questions of fact or law arising out of or relating to this Subcontract, or to the performance by either Party, or to the threatened, alleged, or actual breach thereof by either Party, which is not disposed of by mutual agreement within a period of thirty (30) calendar days after one Party has provided written notice of the dispute to the other Party, shall be escalated to the executive level of the respective companies. If this review process is not successful within a reasonable period of time (not exceeding sixty (60) additional calendar days), then ACET shall designate, in its discretion, that portion of the dispute to be considered a “Government Contract Dispute” and that portion to be considered an “Agreement Dispute”, and ACET shall inform Subcontractor in writing of such designation. Pending final resolution of any dispute under this Subcontract (including exhaustion of all appellate rights), Subcontractor shall, at all times, proceed in good faith as directed by ACET in the performance of this Subcontract.

I.17.2	Government Contract Disputes. Any dispute determined by ACET to be a Government Contract dispute under the ACET Prime Contract shall be governed by the “Disputes” clause set forth therein. If Subcontractor desires ACET to bring a claim on its behalf, Subcontractor shall timely submit a written request to ACET setting forth the legal basis of the claim, along with any required certifications. ACET, in its sole and absolute discretion, may bring the claim on the Subcontractor’s behalf. If ACET elects to bring the claim, Subcontractor shall fully cooperate with ACET in the preparation of the claim and shall be responsible for all associated costs.

If the Government Contracting Officer issues a decision and the decision relates to this Subcontract, such decision, if binding upon ACET under the ACET Prime Contract, shall also be binding upon ACET and Subcontractor with respect to this Subcontract. However, if Subcontractor is affected by such decision, and if ACET elects not to appeal such decision under the “Disputes” clause of the ACET Prime Contract, ACET shall notify Subcontractor promptly. After receipt of such notice and if Subcontractor submits a timely written request to ACET to appeal such decision, ACET shall file an appeal. If ACET appeals such decision, whether at its election or at Subcontractor’s request, any decision upon such appeal, if binding upon ACET under the ACET Prime Contract, shall be binding upon ACET and Subcontractor as it relates to this Subcontract.

If any such appeal is denied or otherwise decided adversely to Subcontractor’s interest, or if Subcontractor is otherwise adversely affected by any decision made by any representative of the Government on any question of fact and/or law arising under the ACET Prime Contract which is also related to this Subcontract from which an appeal under the “Disputes” clause in the ACET Prime Contract is not available, such decision, if binding upon ACET under the ACET Prime Contract, shall also be binding upon ACET and Subcontractor with respect to this Subcontract. However, if Subcontractor is affected by such decision, and if ACET elects not to bring suit against the Government with respect to such decision, ACET shall notify Subcontractor promptly. After receipt of such notice and if Subcontractor submits a timely written request to ACET to bring suit against the Government, ACET shall initiate such suit. If ACET brings suit against the Government, whether at its election or at Subcontractor’s request, a final judgment in any such suit, if binding upon ACET under the ACET Prime Contract, shall be binding upon ACET and Subcontractor as it relates to this Subcontract.

If any such appeal or suit is taken or brought by ACET, whether at its election or at Subcontractor’s request, Subcontractor shall assist ACET in its prosecution thereof in every reasonable manner and Subcontractor shall be afforded reasonable opportunity to participate in the prosecution thereof to the extent Subcontractor’s interest may be affected. To the extent requested by ACET, Subcontractor shall prosecute for ACET any appeal or suit taken or brought at Subcontractor’s request and, in such event, ACET shall assist Subcontractor in every reasonable manner.

Subcontractor shall pay all costs and expenses, including attorney fees, incurred by Subcontractor and ACET in prosecuting any appeal or suit taken or brought solely at Subcontractor’s request. Where possible, ACET shall in good faith consult with Subcontractor concerning the presentation to the Contracting Officer or other authorized representative of the Government of the questions referred to above to the extent they may affect Subcontractor’s interest.

If, as a result of any decision or judgment which is binding upon ACET and Subcontractor, ACET is unable to obtain reimbursement from the Government under the ACET Prime Contract for, or is required to refund or credit to the Government, any amount with respect to any item of cost or profit for which ACET has reimbursed Subcontractor, Subcontractor shall, on demand, promptly repay such amount to ACET.

The rights and obligations set forth herein shall survive completion of and final payment under this Subcontract, as well as any termination of this Subcontract.

I.17.3	Subcontract Disputes. Any dispute between the Subcontractor and ACET where the resolution does not depend upon a ruling or interpretation by the Government or its courts, and is not subject to the Disputes clause set forth in the ACET Prime Contract, may be initiated in any court of competent jurisdiction within the State of Maryland, and shall be subject to the laws of the State of Maryland, notwithstanding its conflicts of laws provisions.

I.18	TERMINATION.

I.18.1	For Convenience. At any time during the performance of this Subcontract, ACET may, for its convenience, terminate this Subcontract, or any portion thereof, upon written notice to Subcontractor. Upon receipt of notice of such termination, Subcontractor will inform ACET of the extent to which performance is completed and Subcontractor will take immediate steps to stop work and mitigate Subcontractor costs. At the end of the period stated in the notice of termination, Subcontractor will deliver as instructed all completed deliverables and deliverables-in-progress that then exist.

If ACET terminates this Subcontract for its convenience, ACET will be liable only for payment for services rendered before the effective date of termination and accepted by ACET or the end-customer. Any provision of this Subcontract that imposes or contemplates continuing obligations upon a Party will survive the expiration or termination of this Subcontract.

In no event will ACET be liable for lost or anticipated profits, unabsorbed indirect costs or overhead, or for any sum in excess of the total price of the Subcontract. Subcontractor’s termination claim shall be submitted within ninety (90) calendar days from the effective date of the termination.

I.18.2	For Cause. If Subcontractor fails to perform a material obligation under this Subcontract (a “Breach”), and/or that Subcontractor’s performance threatens delivery under the ACET Prime Contract, then ACET shall provide written notice to Subcontractor describing the alleged Breach in reasonable detail, and referencing this clause. If Subcontractor does not cure the Breach within the time designated in such written notice, ACET may terminate this Subcontract for cause by providing written notice to Subcontractor.

Subcontractor shall be compensated only for the work actually delivered and accepted. ACET may require Subcontractor to deliver to ACET any supplies and materials, or other items that Subcontractor has specifically produced or acquired for the terminated portion of this Subcontract. Subcontractor shall continue all work not terminated.

In the event of a termination for cause, Subcontractor shall be liable to ACET for re-procurement costs, in addition to any other of ACET’s rights and remedies at law or in equity. If after termination for cause, it is determined that Subcontractor was not in default, such termination shall be converted to a Termination for Convenience.

I.19	NON-SOLICITATION. Unless otherwise agreed to in writing, the Parties agree that during the term of this Subcontract, including any extension, re-compete, or renewal thereof, and for a period of one (1) year thereafter, neither Party shall knowingly solicit for employment an employee of the other Party. This non-solicitation provision shall not restrict in any way the right of either Party to solicit or recruit generally in the media, and shall not prohibit either Party from hiring an employee of the other who answers any mass media advertisement or who otherwise voluntarily applies for hire without having been personally solicited by the hiring Party.

I.20	CLIENT COMMUNICATION; PRIVITY. As the prime contractor, ACET will serve as the exclusive interface with its customer(s), as well as the end-customer. Notwithstanding, during performance of this Subcontract, Subcontractor may require occasional interface with the end-customer. All such communications shall be subject to the requirements set forth herein. The Parties recognize and acknowledge that no privity of contract exists between Subcontractor and the end-customer. Subcontractor may neither take direction from, nor discuss any terms and conditions of this Subcontract, with the end-customer without the express consent of ACET in each instance. Additionally, Subcontractor shall not engage the end-customer in discussions relative to disputes between ACET and Subcontractor or any other matter that may adversely impact ACET’s relations with the end-customer. Subcontractor shall not disparage ACET in any way in oral or written communications with the Government Customer. Prior approval from ACET is required for any and all meetings between Subcontractor and the end-customer concerning this Subcontract. Subcontractor shall immediately notify ACET in writing if at any time it believes that the end-customer is affecting a change to this Subcontract, or otherwise directs Subcontractor’s performance in any way. It is understood and agreed that Subcontractor shall not be authorized to agree to any changes to this Subcontract and/or the ACET Prime Contract, or assume other obligations on behalf of ACET.

I.21	INTELLECTUAL PROPERTY

I.21.1	Subcontractor warrants that the Work performed or delivered under this Subcontract will not infringe or otherwise violate the intellectual property rights of any third party in the United States or any foreign country. Except to the extent that the U.S. Government assumes liability therefore, Subcontractor agrees to defend, indemnify, and hold harmless ACET and its customers from and against any claims, damages, losses, costs, and expenses, including reasonable attorneys’ fees, arising out of any action by a third party that is based upon a claim that the work performed or delivered under this Subcontract infringes or otherwise violates the intellectual property rights of any person or entity. This indemnity and hold harmless shall not be considered an allowable cost under any provision of this Subcontract except with regard to allowable insurance costs.

I.21.2	Subcontractor’s obligation to defend, indemnify, and hold harmless ACET and its customers under I.22.1 shall not apply to the extent FAR 52.227-1 Authorization and Consent applies to ACET’s Prime Contract for infringement of a U.S. patent. ACET and its customers are not subject to any actions for claims, damages, losses, costs, and expenses, including reasonable attorneys’ fees by a third party.

I.21.3	If a third party claim causes ACET or Customer’s use of the products, services, and/or deliverable(s) to be disrupted, Subcontractor shall at its option: (1) replace the product(s), service(s), and/or deliverable(s), without additional charge, with a compatible, functionally equivalent and non-infringing product, service, and/or deliverable; (2) retain all of the product(s), service(s), and/or deliverable(s) functions but modify the product(s), service(s), and/or deliverable(s) to avoid the infringement; or (3) obtain a license for ACET and Customer to continue use of the product(s), service(s), and/or deliverable(s) and pay for any additional fee required for such use.

I.21.4	In addition to the Government’s rights in data and inventions provided for in regulation and flow down requirements, Subcontractor agrees that ACET, in furtherance of the performance of its Prime Contract obligations, shall have an unlimited, irrevocable, paid-up, royalty-free right to make, have made, sell, offer for sale, use, execute, reproduce, display, perform, distribute (internally or externally) copies of, and prepare derivative, and authorize others to do any, some or all of the foregoing, any and all, inventions, discoveries, improvements, mask works, and patents, as well as, any and all data, copyrights, reports, and works of authorship conceived, developed, generated or delivered in performance of this Subcontract. Subcontractor certifies the originality of all deliverable items and states that no portion is protected by any copyright or similar right vested in any third party.

I.21.5	Items delivered under this Subcontract such as operation and maintenance manuals shall be delivered with the right to copy for internal use and/or copy and deliver with the right to use to ACET’s customers.

I.21.6	All reports, memoranda, or other materials in written form, including machine readable form, prepared by Subcontractor pursuant to this Subcontract and furnished to ACET by Subcontractor hereunder shall become the property of ACET.

I.22	RIGHTS IN INTELLECTUAL PROPERTY AND COMPUTER SOFTWARE.

I.22.1	All rights, ownership, title and interest to any Intellectual Property owned by or in possession of either Party prior to the date of this Subcontract (the “Pre-Existing Intellectual Property”) are and shall remain with the Party owning such rights. Except as provided in Sections I.22.2, I.22.3, I.22.4 and I.22.5, the rights in and to any Intellectual Property resulting from any developed works, discoveries, inventions, products or processes that result from or were created during the course of performance of this Subcontract, to the extent created, developed, authored, conceived or reduced to practice independently and solely by one Party during the performance of this Subcontract without the use of the other Party’s Intellectual Property (the “Independently Developed Intellectual Property”) shall be owned by the developing Party. In no event shall any license, express or implied, or ownership inure to the benefit of the other Party to reproduce, distribute, publicly display, modify or create derivative works of such works or to make, have made, use, sell, have sold, or sublicense such discoveries, inventions, products or processes incorporating such Pre-Existing Intellectual Property and Independently Developed Intellectual Property, except as expressly provided in Section I.22.5 herein.

I.22.2	All rights, ownership, title and interest in and to (i) any derivative works or other modifications, add-ons, enhancements or improvements to Contractor’s Pre-Existing Intellectual Property and (ii) in and to all Intellectual Property developed (whether jointly or by Subcontractor alone) during the performance of this Subcontract that derives from and incorporates Contractor’s Pre-Existing Intellectual Property (collectively the “Prime Derivative Intellectual Property”), shall vest in and be and remain the property of Contractor. To the extent any ownership rights in the Prime Derivative Intellectual Property would vest in Subcontractor by operation of law, Subcontractor hereby assigns and agrees that it shall assign such rights to Contractor in full, and Subcontractor agrees to cooperate with Contractor to take any reasonably necessary steps to effect or perfect such rights.

I.22.3	All rights, ownership, title and interest in and to (i) any derivative works or other modifications, add-ons, enhancements or improvements to Subcontractor’s Pre-Existing Intellectual Property and (ii) in and to all Intellectual Property developed (whether jointly or by Prime alone) during the performance of this Subcontract that derives from and incorporates Subcontractor’s Pre-Existing Intellectual Property (collectively the “Subcontractor Derivative Intellectual Property”), shall vest in and be and remain the property of Subcontractor. To the extent any ownership rights in the Subcontractor Derivative Intellectual Property would vest in Contractor by operation of law, Contractor hereby assigns and agrees that it shall assign such rights to Subcontractor in full, and Contractor agrees to cooperate with Subcontractor to take any reasonably necessary steps to effect or perfect such rights.

I.22.4	Prime Derivative Intellectual Property and Subcontractor Derivative Intellectual Property are sometimes referred to herein collectively as “Derivative Intellectual Property.”

I.22.5	In the event Intellectual Property that does not fall within the scope of Section I.22.2, I.22.3 and I.22.4 is developed jointly by the Parties during the performance of this Subcontract (the “Joint Inventions”), such Joint Inventions shall be owned jointly by the Parties and each Party shall own an undivided interest in the patents, copyrights and other Intellectual Property resulting from such Joint Inventions. Neither Party shall take action with respect thereto that will adversely affect the rights of the other Party without the prior written consent of the other Party. The Parties agree that each will execute and cause to be executed all documents and do and cause to be done all acts reasonably necessary, desirable or convenient to enable the Parties to file and prosecute patent applications for Joint Inventions or copyright registrations on such Joint Inventions, and to maintain any patents granted regarding such Joint Inventions. Procedures for seeking and maintaining protection such as patents or copyrights for Joint Inventions shall be mutually agreed to in good faith by the Parties. Any Party that does not reasonably cooperate or bear its proportionate share of expenses in securing and maintaining such patents on the Joint Inventions in any particular country or countries shall surrender its joint ownership under any resulting patents in such country or countries. Any marketing, licensing, and/or sale of such Joint Inventions by either Party shall be subject to the prior written agreement of the Parties.

I.23	SOFTWARE DEVELOPMENT, REVIEW AND AUDIT.

I.23.1	With regard to development of computer software, Subcontractor shall satisfy the performance criteria set forth in the applicable Statement of Work subject to the remedies described in I.5. ACET shall have the right to audit, evaluate, approve and perform surveillance of Subcontractor’s software development process including, but not limited to, Subcontractor’s Software Development Plan, or equivalent process documentation. ACET shall determine the frequency of exercising this right based on the applicable requirements.

I.23.2	Subcontractor will be notified of ACET’s findings, and should Subcontractor’s process be deficient in one or more areas, Subcontractor will be given an opportunity to provide a response to ACET and to correct any deficiencies. Should Subcontractor be unable or unwilling to correct the deficiencies, or should ACET’s audit, evaluation and/or surveillance demonstrate that Subcontractor is endangering the quality of work to be delivered to the end-customer, ACET shall have the right to assume responsibility for the deficient area(s) and to take appropriate action to ensure contract performance. ACET shall have the right to reallocate the responsibilities for ensuring the quality of work to be delivered and the funding associated with performing these responsibilities.

This clause shall be interpreted so as not to conflict with FAR 52.215-2.

I.24	DPAS RATING. RESERVED

I.25	CLOSEOUT.

I.25.1	Quick Closeout. The Subcontractor agrees that, if so requested by ACET, the quick closeout procedure authorized by FAR 42.708, or any referenced language in this Subcontract, shall be the basis for closing this Subcontract.

I.25.2	Required Closeout Information. Notwithstanding paragraph I.25.1, within ninety (90) calendar days after the expiration or termination of this Subcontract, Subcontractor shall submit a closeout package that includes (as applicable): Subcontractor’s final invoice, marked or stamped “Final”; Subcontractor’s assignment of refunds, rebates, credits and other amounts; Government property disposition; report of inventions and subcontracts; and Subcontractor’s release of claims, which shall waive, release and discharge Prime Contractor, it’s officer’s and agents, of and from any and all liabilities, obligations, disputes, claims and demands whatsoever arising under or relating to the relevant Period of Performance under the Subcontract.

In the event Subcontractor fails to submit the required closeout information and documentation within the time provided above, such failure shall constitute Subcontractor’s express agreement that: (i) the amounts paid to date by Contractor pursuant to the Subcontract as determined by Contractor’s records constitute the full, complete and final extent of Contractor’s financial obligation to Subcontractor; (ii) Subcontractor does forever fully and finally resign, release and discharge the Contractor, it’s officer’s and agents of and from any and all liabilities, obligations, claims and demands whatsoever arising under or relating to the Subcontract; and (iii) Subcontractor expressly authorizes Contractor to rely on the foregoing representations and releases.

I.26	EXPORT CONTROL COMPLIANCE. The services being provided under this Subcontract may be subject to required and continuing U.S. Government approvals, clearances, regulations, and export/import and re-export requirements. The Subcontractor is responsible for obtaining any and all such registrations, licenses, agreements, approvals and/or certifications, as may be required by regulations for performance under this Subcontract. The Subcontractor shall not commence performance of the work required by this Subcontract until such time as all required registrations, licenses, agreements, approvals and/or certifications have been adhered to, obtained, and/or granted by the appropriate authorities.

The Subcontractor is required to comply with all U.S. State Department (International Traffic in Arms Regulations (ITAR)) and Commerce Department (Export Administration Regulations (EAR)), as well as Industrial Security Requirements, when supplying goods and/or service or hiring a foreign person as an employee or retaining his/her services through a consultant, contract labor, or technical services agreement. The Subcontractor shall not provide a foreign person (a person who is not a U.S. citizen or permanent resident or a U.S. citizen employee of a foreign owned company not incorporated to do business in the U.S.) access to export control technology without proper Governmental authorization under the ITAR or EAR, as applicable. Accordingly, the Subcontractor certifies that it will not utilize a foreign person, either as an employee, consultant, contract labor, or pursuant to a technical services agreement, in the performance of this Subcontract. The Subcontractor shall not utilize any such foreign person in performance of this Subcontract without the prior written consent of the Contractor.

Any foreign person’s access to Contractor’s or Contractor’s customer’s facilities and computer networks will be restricted and controlled to ensure the foreign person does not have access to ITAR or EAR controlled technical data or software/code other than as specifically authorized by the U.S. Department of State or Department of Commerce, as applicable.

All documents will be delivered to ACET in the American English language.

I.27	Taxes: Subcontractor is directly responsible for payment of any income taxes, profits tax, or withholding tax which could be incurred in connection with performance of work under this Subcontract. Subcontractor is further responsible for payment of any other taxes, assessments, liens, charges (including, but not limited to, customs charges, taxes, and/or duties in favor of third parties, other withholding taxes, gross receipts taxes, stamp or documentary taxes, import taxes, import tariffs, export taxes, road use taxes, payroll taxes, employment related taxes, bank taxes, municipality taxes, and assessments), and/or any encumbrance levied or placed against the subject matter of this Subcontract at any time by any foreign government or any political subdivision thereof.

I.28	ANTI-CORRUPTION. The Parties hereby represent, certify and warrant that no agent, affiliate, employee or other person associated with or acting on behalf of the Parties directly or indirectly, has in the past or will in the future offer, pay or provide anything of value in the form of any unlawful contribution, gift, entertainment or other unlawful expense to any foreign official or foreign political party for the purpose of gaining or retaining business or obtaining any unfair advantage, nor violated any provision of the U.S. Foreign Corrupt Practices Act, as amended (“FCPA”); the United Nations Convention Against Corruption, (GA Res. 58/4, UN Doc. A/58/422 (2003)) nor the Organization for Economic Co-operation and Development (“OECD”) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, Dec. 17, 1997, DAFFE/IME/BR(97)20 nor made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

I.29	FOREIGN CORRUPT PRACTICES ACT COMPLIANCE. Consistent with the Foreign Corrupt Practices Act enacted by the U.S. Government, the parties agree that they will not directly or indirectly give, offer, promise, authorize, or tolerate to be given, offered or promised, anything of value to an official, a member of or an employee of the government of any foreign nation or any subdivision or state owned enterprise thereof, or to another person with the intent to (i) influence any official act or decision of such official, member of, or employee, or (ii) induce such official, member of or employee to use his or her influence to affect or influence any act or decision of said government or any subdivision thereof.

I.30	CHANGES. The ACET Subcontract Administrator may, by a written order at any time during the term of this Subcontract, and without notice to sureties or assigns, make changes within the general scope of this Subcontract in any one or more of the following:

	a)	Description of the services to be performed;

	b)	Time of performance (e.g., Period of Performance);

	c)	Place of inspection, delivery, or acceptance.

Subcontractor must initiate any claim for adjustment to the Subcontract price, cost, hourly rate, performance schedule, or scope of work, in writing, no later than five (5) calendar days from notification of change by ACET, or its rights to assert such claim shall be irrevocably waived. Disagreement over any change adjustment shall be resolved in accordance with the “Disputes” article in this Subcontract. Under no circumstance shall any pending claim or dispute excuse Subcontractor from proceeding with its performance, as changed. Subcontractor’s notice must contain supporting documentation to appropriately explain and document both the entitlement and amount of Subcontractor’s change request (including, without limitation, labor hours, material costs, and all other expenses to the extent not waived or released by other provisions of this Subcontract or by operation of law), comprising Subcontractor’s change request.

Except as specified below, no order, statement, technical advice, exchange of information, or conduct of the Customer or ACET technical personnel who visit Subcontractor’s facilities or in any other manner communicate with Subcontractor personnel during the performance of this Subcontract shall constitute a change under the “Changes” clause of this Subcontract.

All changes, modifications and amendments to this Subcontract must be in writing. Subcontractor shall not comply with any order, direction or request of ACET personnel unless it is issued in writing and signed by the duly authorized representative from ACET Contracts. ACET Contracts are the only representatives authorized to approve changes in any of the requirements of this Subcontract, notwithstanding provisions contained elsewhere in this Subcontract. In the event the Subcontractor effects any change at the direction of any other person, the change will be considered to have been made without authority and no adjustment will be made in the Subcontract price to cover any increase in costs incurred as a result thereof.

If ACET agrees with Subcontractor’s change request, a modification will be issued to Subcontractor under procedures established above. If ACET does not agree with Subcontractor’s change request, ACET shall so notify Subcontractor in writing and Subcontract may proceed under the Disputes provision of this Subcontract. Execution of a modification to this Subcontract or acceptance of payment by Subcontractor constitutes a complete waiver and release of all direct, indirect, consequential, and impact costs and damages related to, or resulting from, such modification, and its effect, if any, on unchanged work, including but not limited to, site overhead, home office overhead, interest or carrying charges on Subcontractor’s investment, expenses arising from cost of capital, or for loss of use of, or under-utilization of labor, equipment, or facilities. The execution of each modification, or acceptance of payment by Subcontractor shall constitute a full and complete settlement for all claims Subcontractor may have against ACET, its parents, affiliates, subsidiaries and divisions, for any damages and/or increased costs as a result of any delay, acceleration, hindrance, disruption, inefficiency, or other interference related to the modification, and all previous change orders. In estimating the effect of changes upon the cost of its work and Subcontract schedule, Subcontractor shall ensure that it has properly accounted for all cost and time impacts and shall not later make any claim for reimbursement of impact costs allegedly resulting from the number, nature, or extent of change order modifications. All estimated costs used for requested price adjustments at any tier shall be consistent with the contract cost principles and procedures for contracts in FAR Part 31, as supplemented.

I.31	LAWS AND REGULATIONS. The Subcontractor shall comply with all laws and regulations of all pertinent Federal, State and Local jurisdictions that may be applicable to activities carried out in the name of or on behalf of Contractor under the provisions of this Subcontract. In the event Subcontractor becomes aware of its failure to comply with such laws and regulations, Subcontractor shall promptly notify Contractor in writing, setting forth in detail its knowledge of the circumstances surrounding such failure.

I.32	HEALTH AND SAFETY. Subcontractor shall take all necessary precautions to protect the health and safety of Subcontractor’s employees or representatives while participating in work under this Subcontract and shall follow all applicable local, state and federal Occupational Safety & Health Administration (“OSHA”) requirements.

I.33	NEW MATERIAL – NO COUNTERFEIT MATERIAL.

I.33.1	Definitions. The term Material, as used in this clause, includes, but is not limited to raw material, parts, components, assemblies and end items. The term New, as used in this clause, means Original Equipment Manufacturer (OEM) or Original Component Manufacturer (OCM) Material previously unused or composed exclusively of previously unused Material, allowing for conventional use including, but not limited to integration, installation, assembly, test, burn-in, training, troubleshooting, and rework as required. The term Counterfeit Material means Material salvaged, produced or altered to resemble a product without authority or right to do so, with the intent to mislead or defraud by presenting the imitation as New Material.

I.33.2	Unless Contractor specifies in writing otherwise, Subcontractor shall deliver New Material under this subcontract that is fully warranted.

I.33.3	Subcontractor shall not deliver Counterfeit Material to Contractor under this subcontract.

I.33.4	Subcontractor represents and warrants that all electronic parts delivered under this subcontract are obtained from OEMs, OCMs, or their authorized dealers. If electronic parts cannot be obtained from OEMs, OCMs, or their authorized dealers and must be procured from alternative source(s), Subcontractor shall obtain Contractor’s written approval before making such procurements. Subcontractor shall employ, or cause to be employed, inspection, testing and authentication processes reasonably designed to detect and avoid Counterfeit Material and shall provide written description of Subcontractor’s detection and avoidance processes and a certification of Subcontractor’s use of such processes to Contractor on or before delivery.

I.33.5	Subcontractor shall immediately notify Contractor when Material is found or suspected to be Counterfeit Material. Notice must be in writing and must be provided to Contractor within 10 days of discovery.

I.33.6	Upon request, Subcontractor shall provide OEM/OCM documentation that enables traceability of the affected Material to the applicable OEM/OCM.

I.33.7	Should any Material delivered under this Contract be found to constitute or include Counterfeit Material, Subcontractor shall, at its expense, promptly replace such Counterfeit Material with genuine parts conforming to the requirements of this Contract. Notwithstanding any other provision in this subcontract, Subcontractor shall be liable for all costs relating to the removal and replacement of Counterfeit Material, including, without limitation, Contractor’s costs of removing Counterfeit Material, of installing replacement New Material and of any testing/ corrective action necessitated by the replacement of Counterfeit Material with New Material. The remedies contained in this paragraph are in addition to any remedies Contractor may have at law, equity or under other provisions of this subcontract.

I.33.8	Subcontractor shall include this clause or equivalent provisions in any subcontracts that Subcontractor issues for the delivery of New Material that will be included in or furnished to Contractor.

I.34	TAXES. Subcontractor shall be liable for payment of all applicable taxes based on services performed hereunder, whether now or hereafter imposed by any federal, state, local or other taxing authority or jurisdiction.

I.35	STOP WORK ORDER. The Contractor has the right to immediately suspend performance under this Subcontract with a written Stop Work Order. In the event of such direction, the Subcontractor shall cease all performance, cancel all outstanding procurements and take no further steps toward delivery except those necessary for immediate and orderly shutting down of the work, and for securing any inventory obtained in the course of performance. Contractor shall not be liable to Subcontractor for any expenses incurred by Subcontractor during any Stop Work period.

I.36	PACKAGING. Subcontractor shall ensure that all items are preserved, packaged, packed, and marked in accordance with best commercial practices to meet the packing requirements of the carrier and ensure safe delivery at destination. The packaging, labeling, and shipping of all supplies must conform to all applicable international, federal, and state laws and regulations.

I.37	PERFORMANCE OF WORK AT CONTRACTOR’S OR GOVERNMENT’S PREMISES. In the event that Subcontractor performs any work under this Subcontract on premises under the control of Contractor or Contractor’s U.S. Government customer, Subcontractor shall ensure that its employees observe and follow any facility rules and security regulations, including but not limited to any identification badge requirements.

I.38	CONTRACT SECURITY CLASSIFICATION SPECIFICATIONS (DD254). Contract Security Classification Specification (DD254) shall be attached in Exhibit D as required. Any security breach or investigations that the Contractor initiates and/or becomes aware of related to this Subcontract or any Task Order issued thereunder the Contractor shall notify ACET Facility Security Officer (FSO) and Program Manager (PM) in writing with all pertinent details within twenty four (24) hours of the event occurring. In addition, Contractor shall provide applicable status on a weekly basis to the aforementioned ACET personnel as well as the results of the investigation for ACET visibility to respond to any and all Government queries.

I.39	EXECUTION AND DELIVERY OF SUBCONTRACT. This Subcontract may be executed and delivered electronically by a scanned .pdf file in counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same instrument. In producing this Subcontract, it shall not be necessary to produce or account for more than one counterpart signed by the person against whom enforcement is sought. In witness whereof, the duly Authorized Contractual Representatives.

Article II: MISCELLANEOUS TERMS AND CONDITIONS

II.1	NON-ASSIGNMENT. Neither this Subcontract, duty or right hereunder shall be delegated or assigned by Subcontractor to another party without, in each instance, the prior written consent of ACET; except that claims for monies due or to become due may be assigned to a financial institution if ACET is so notified in writing prior to such assignment. ACET shall be furnished a signed copy of any such assignment of payment. All payments, including those to an assignee, shall be subject to setoff or recoupment for any present or future claim or claims that ACET may have against Subcontractor. ACET reserves the sole and exclusive right to make settlements, or adjustments in price, or both, with Subcontractor under the terms notwithstanding any assignment of claims for monies due or to become due hereunder and without notice to the assignee.

II.2	SEVERABILITY. If any provision of this Subcontract is or becomes void or unenforceable by force or operation of law, all other provisions shall remain valid and enforceable.

II.3	INDEPENDENT CONTRACTORS. Nothing in this Subcontract shall be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership, formal business entity or any type of permanent arrangement, and the employees of one Party shall not be deemed employees of the other. Consistent with this independent contractor relationship, it is understood that all applicable payroll and withholding taxes are the sole responsibility of Subcontractor. Each Party agrees not to represent itself in any way as an agent of the other.

II.4	LICENSING OF SPACE. During performance of this Subcontract, should Subcontractor occupy office space under the control of ACET, then Subcontractor shall enter into a separate License for Office Space Agreement (“LOSA”) with ACET. The LOSA, with rates, will be sent to Subcontractor under separate cover from ACET.

II.5	NON-WAIVER. No term or provision herein shall be deemed waived, and no breach excused, unless such waiver or consent shall be in writing and signed by the Party claimed to have waived or consented. Any consent or waiver by any authorized Party, or breach by the other, whether expressed or implied, shall not constitute a consent to, or waiver of, any subsequent breach or difference. FAILURE OF ACET TO INSIST ON STRICT PERFORMANCE SHALL NOT CONSTITUTE A WAIVER OF ANY OF THE PROVISIONS OF THIS SUBCONTRACT OR WAIVER OF ANY OTHER DEFAULT OF SUBCONTRACTOR.

II.6	ENTIRE AGREEMENT. This Subcontract, including all Exhibits and attachments hereto, whether incorporated by reference or otherwise, constitutes the entire agreement between the Parties, and supersedes all other agreements whether oral or written. All work performed by Subcontractor, actions taken, and payments made with respect to this Subcontract, if any, under any other prior written or oral agreements, shall be deemed to have been work performed, actions taken, or payments made under this Subcontract.

II.7	ORDER OF PRECEDENCE. Any ambiguity, discrepancy, inconsistency, or conflict in or between any of the provisions of this Subcontract shall be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the intentions of the Parties at the time of contracting and the following order of precedence:

	1.	This Subcontract

	2.	Statement of Work

	3.	Federal Acquisition Regulation (FAR) and Defense Federal Acquisition Regulation Supplement (DFARS) provisions incorporated into this Subcontract.

II.8	HEADINGS. The headings in this Subcontract are provided for convenience only and do not alter the meaning or content of this Subcontract in any manner.

II.9	JOINTLY DRAFTED. The Parties acknowledge that this Subcontract has been drafted jointly by the Parties, and in the event of any ambiguity, shall not be construed against either Party.

II.10	MODIFICATIONS IN WRITING. Any modifications to this Subcontract, shall be made in a writing duly approved and executed by both Parties.

II.11	ELECTRONIC COMMUNICATIONS BETWEEN THE PARTIES. During performance of this Subcontract, the Parties may wish to communicate electronically by electronic mail or similar methods (hereinafter referred to as “E-mail.”) However, the electronic transmission of such information cannot be guaranteed to be secure or error free, and such information may be intercepted, corrupted, lost, destroyed, delayed, incomplete or otherwise adversely affected or unsafe to use. Unless Subcontractor notifies ACET otherwise, ACET shall regard Subcontractor’s acceptance of this Subcontract as consent to use E-mail. All risks related to Subcontractor’s business and connected with the use of E-mail are borne by Subcontractor and are not ACET’s responsibility. Both Parties will carry out procedures to protect the integrity of data. In particular, it is the recipient’s responsibility to carry out a virus check on any attachments before launching or otherwise using any documents, whether received by E-mail, magnetic media or otherwise.

II.12	SECTION 508 OF THE REHABILITATION ACT OF 1973 AS AMENDED. In accordance with Section 508 of the Rehabilitation Act of 1973, as amended, all electronic and information technology (“EIT”) delivered under this Subcontract must meet the applicable accessibility standards set forth at 36 C.F.R. §1194, unless the procuring Government Agency establishes a published exception to this requirement. The accessibility standards are viewable at http://www.section508.gov. Subcontractor shall provide ACET with a Voluntary Product Accessibility Template (“VPAT”) along with all EIT delivered under this Subcontract. The VPAT can be found at:

http://www.itic.org/archives/articles/20040506/voluntary_product_accessibility_template.php.

II.13	ACET’S PROCUREMENT FRAUD AND SECURITY HOTLINES. Any incidents of unethical practices and/or procurement fraud shall be reported anonymously through the use of ACET’s Business Ethics and Procurement Fraud Hotline. In the event that Subcontractor becomes aware of any such incidents involving unethical practices and/or procurement fraud, please call: ACET HR at 301-861-5000. Any incident involving a breach of security shall be promptly reported by contacting: ACET Security at 301-861-5000.

II.14	FORCE MAJEURE.

II.14.1	Neither Party shall be liable for any failure to comply with, or for any delay in performance of, the terms of this Subcontract, where such failure or delay include but are not limited to:

	1.	acts of God,

	2.	acts of the United States Government in its sovereign (and not contractual) capacity,

	3.	fires,

	4.	floods,

	5.	epidemics,

	6.	quarantine restrictions,

	7.	strikes,

	8.	freight embargoes,

	9.	unusually severe weather,

	10.	acts of war or terrorism, or

	11.	domestic unrest.

II.14.2	In the event that performance of this Subcontract is delayed or adversely affected by a condition of force majeure that is beyond the control and without the fault or negligence of either Party, the Party whose performance is so affected shall immediately so notify the other Party, in writing.

II.14.3	If failure or delay of performance resulting from a condition of force majeure is estimated to continue for more than thirty (30) days, or if the affected Party is unable to provide, upon request, immediate written assurances that performance will be tendered within thirty (30) days following the initial occurrence of the force majeure condition, at Contractor’s option, this Subcontract shall be completed with any such changes determined to be necessary by the Parties, or terminated for convenience.

II.14.4	Subcontractor shall not be excused for failure to perform any obligation under this Subcontract if a lower-tier subcontractor at any tier causes such failure and the cause of such failure was not beyond the control or without the fault or negligence of either the Subcontractor and/or the lower-tier subcontractor.

ARTICLE III: REPRESENTATIONS AND WARRANTIES

III.1	Subcontractor hereby represents and warrants that it has read this Subcontract, understands its terms and conditions, has had the opportunity to seek legal counsel with regard to the advisability of entering into this Subcontract, and voluntarily enters into this Subcontract with the intention to be bound by all terms and conditions set forth herein.

III.2	Subcontractor further represents and warrants that the signatory below has full authority to enter into this Subcontract on behalf of the Subcontractor.

III.3	Subcontractor further represents and warrants that:

III.3.1	It shall comply with the terms and conditions of the ACET Prime Contract set forth at Exhibit B hereto, to include all provisions and clauses referenced therein, in addition to all applicable federal, state, and local laws and regulations in effect.

III.3.2	It is not currently debarred from performing Government contracts and is fully competent to perform the efforts contemplated by this Subcontract.

III.3.3	It possesses all rights, licenses, permits, authorizations and other qualifications necessary to fulfill the requirements of this Subcontract, and that Subcontractor, its employees, and its lower-tier subcontractors and/or vendors are fully qualified to perform hereunder. The foregoing warranty shall include, but not be limited to, the warranty that all personnel provided by Subcontractor under this Subcontract meet or exceed all applicable labor category qualification requirements regarding education and experience levels, or other such minimum labor qualification requirements as may be required under this Subcontract.

III.3.4	All services to be performed hereunder shall be performed to the highest professional standards consistent with industry practices, and shall conform entirely with the requirements set forth in the Statement of Work , regardless of any prior course of performance or dealing between ACET and Subcontractor.

III.3.5	All hardware and software furnished hereunder shall be free from defects in design, workmanship and material, and shall conform entirely with the requirements set forth in the Statement of Work, regardless of any prior course of performance or dealing between ACET and Subcontractor.

III.3.6	All work authorized under this Subcontract shall be performed in the United States, unless otherwise stated, and Subcontractor shall not outsource any work to any foreign country without the express written approval of the ACET Subcontract Administrator.

III.3.7	The foregoing warranties and representations shall survive acceptance of and payment for the articles, services and all other aspects of the work by ACET. In the event of a breach of any of the foregoing warranties and representations, Subcontractor shall re-perform the work at no additional cost to ACET.

III.3.8	THE WARRANTIES EXPRESSLY SET FORTH ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

III.3.9	The above representations and warranties and shall also inure to the benefit of the end-customer, as well as any direct or indirect customers such as direct sale end users, higher-tier subcontractors, prime contractors and the ultimate user under relevant prime contracts.

In Witness Whereof, the Parties hereto have executed this Subcontract upon the date set forth above.

For ADAMS COMMUNICATION & ENGINEERING TECHNOLOGY, INC.

	/s/ Charles Adams	10-26-20

BY:	Charles Adams, Chief Executive Officer & CEO	DATED

For OCEAN POWER TECHNOLOGIES, INC.

	/s/ George H. Kirby III	10-26-20

BY:	George H. Kirby III, President and CEO	DATED

The following Exhibits are made an integral part of this Subcontract:

EXHIBIT #	CONTENT
A	Statement of Work
B	Relevant Provisions/Flow downs from ACET’s Prime Contract
C	Pricing, Payment Schedule, Subcontractor Labor Categories

EXHIBIT A

STATEMENT OF WORK

The proposed scope of the OPT Feasibility Study includes the following:

Phase 1 – Define Requirements:

●	In conjunction with NPS, ACET, and other project partners:
○ Define mission requirements – including payload equipment, power profile, mission duration. Determine requirements (regulatory, permitting, mooring, vessel) to install system off the coast of Monterey, CA.
○ Initial Kick-Off Meeting (KOM) and any additional project review meetings will be conducted via video conference given current travel restrictions.

Phase 2 – Engineering and Analysis:

●	Review, validate, and determine the optimal location based on proposed installation locations identified from previous meetings between NPS, AT&T and OPT representatives.
●	Validate continuous and instantaneous power levels that the OPT buoy will generate
●	Validate overall system power requirements and compatibility of desired SLAMR payload
●	Validate system power requirements vs. power generation capacity for SLAMR payloads, including communications.
●	High level definition of the end to end solution.
●	Develop preliminary operational plan including deployment, maintenance plan, and regulatory approval requirements
●	Engineering and related services to complete the Feasibility Study as detailed below

Phase 3 – Final Report:

●	Final Report with deliverables as outlined below.

Key data required for the Feasibility Study is shown in the following table:

Information Needed	Purpose
Mission Description: ● Objectives ● Duration	Understand the overall mission to better de- velop the necessary solutions

Location ● Specific deployment location ● Water depth ● Sea Floor composition ● Meteorological Ocean data	Determine mooring design and calculations of power generation and payload survivabil- ity under storm conditions

Power:

●         Operational details including duration of activities, frequency of activation particularly for large power components such as communications systems, and unmanned/autonomous vehicle.

●         Power needs for communications equipment

●         Power needs for unmanned / autonomous vehicles (max. of three different vehicles)

●         Power needs for other optional payload (i.e. sensors) (as agreed)

Develop specific asset solutions in order to support power draw during continuous and intermittent operations

Reliability Requirements ● Determine requirements for power reliability ● Determine requirements for communications reliability	Specific asset and payload solutions in order to provide sufficient reliability and redundancy to meet a customer’s needs

Data requirements ● How much information ● How often ● How secure	Complete end-to-end data solutions including communications payload and security requirements and associated power demand along with recurring and non-recurring costs

Payload ● Communication equipment ● Topside sensors (as agreed)	Design of turnkey solution for customers’ needs including specific sensors, data and power, mounting and securing of equipment, protective enclosures, wiring and control solutions

Study Output

Specific solution details will be provided as a result of this study:

Table 1. Parameters Being Evaluated During Feasibility Study

Define mission scenarios

Determine correct OPT solution
●	PB3/Multiple PB3
●	PB3 with Subsea Batteries
●	Hybrid with Batteries (optional)

Mooring
●	Determine preliminary mooring solution
○ Based on soil, currents, wave activity
○ Single leg/Three leg
○ Moveable with Buoy

Deployment
●	Preliminary transport plan
●	Preliminary deployment plan
●	Vessel type/Size/Quantity

Communications

●	Determine communications means
●	Nearest cellular repeater
●	Special requirements to support cellular including multiple antennas, masts or other elevation means
●	Satcom
●	Encryption and other data security requirements
Payload

●	Specific payload high level design including proposed locations, mounting and enclosures, power requirements and high-level wiring solutions
Operations

●	Preliminary Maintenance plan
●	Monitoring solution

Study Deliverables

The specific deliverables include:

1.	Feasibility Report which covers:
	a.	Details of baseline OPT proposed solution including:
		i.	Description of the mission scenarios
		ii.	Layout drawing of end-to-end solution
		iii.	Preliminary Mooring design
		iv.	Preliminary Communications plan
		v.	Preliminary Transport plan
		vi.	Preliminary Deployment plan
		vii.	Preliminary Operations and Maintenance plan
		viii.	Monitoring solution
	b.	List of Key Unknowns
2.	Budgetary pricing for proposed solution
The final report will be delivered in an Adobe PDF format to ACET’s authorized representative at the conclusion of the study. A sample Table of Contents is provided in Appendix 1.

All other project status reports will be submitted as agreed by both parties.

OPT Project Management and Schedule

A sixteen (16) week schedule is estimated for the Feasibility Study. This includes an estimated duration of four (4) weeks to collect the necessary information from project partners and define the study requirements, plus ten (10) to twelve (12) weeks for OPT to complete the study. This schedule will commence with a kickoff meeting, to be scheduled as soon as possible after contract award and conducted via video conference between OPT, ACET, and NPS. The schedule is contingent upon close collaboration and timely exchange of information during the discovery, requirements development, and design phases of the project.

APPENDIX 1

Sample Table of Contents

The following is a representative Table of Contents (TOC) of the proposed Feasability Study.

1.	Introduction
	1.1.	Executive Summary
	1.2.	Purpose of Study
	1.3.	Mission Scenario
2.	System Solution
	2.1.	Site Details
		2.1.1.	Site Description
		2.1.2.	Power Generation
		2.1.3.	Power Consumption
		2.1.4.	End-To-End Solution with Equipment Interfaces
	2.2.	OPT System
		2.2.1.	PB3 PowerBuoy®
		2.2.2.	Moorings
			2.2.2.1.	PB3 Mooring Basics
			2.2.2.2.	Mooring Analysis
			2.2.2.3.	Site Specific Solution
			2.2.2.4.	Survival Loads and Safety Factors
		2.2.3.	Payload Equipment
		2.2.4.	Interfaces with Customer Equipment
	2.3.	Communications
		2.3.1.	Wireless Communications
		2.3.2.	Integration with AT&T to Define Communications Network Requirements
3.	Installation
	3.1.	Transportation Plan
	3.2.	Deployment Methodology
	3.3.	Local Regulatory Requirements
4.	Operation and Maintenance
	4.1.	Remote System Performance Monitoring
	4.2.	Recommended Preventative Maintenance
5.	Risks and Unknowns
6.	Appendices
	6.1.	Specification for Customer Payload Equipment and Interface with PB3
	6.2.	Budgetary Proposal and Schedule for Field Demonstration

EXHIBIT B

RELEVANT PROVISIONS / FLOWDOWNS FROM ACET’S PRIME CONTRACT

Where necessary to make all referenced clauses applicable to this Subcontract, the term “Government,” “Contracting Officer” and equivalent terms shall mean Prime Contractor and the term “Contractor” shall mean “Subcontractor.”

FAR and DFARS Clause Versions. Unless otherwise specified, the date of any Federal Acquisition Regulation (FAR) or Defense Federal Acquisition Regulation Supplement (DFARS) clause incorporated by reference in this Subcontract is the version in effect as of the Effective Date of the Subcontract.

This contract incorporates one or more clauses by reference, with the same force and effect as if they were given in full text. Upon request, the ACET will make the full text available.

SPECIAL CONTRACT REQUIREMENTS

Additional flow downs may be provided on an individual Task order basis.

CONTRACT CLAUSES

52.202-1	Definitions	NOV 2013
52.203-3	Gratuities	APR 1984
52.203-5 52.203-6	Covenant Against Contingent Fees Restrictions On Subcontractor Sales To The Government	MAY 2014 SEP 2006
52.203-7	Anti-Kickback Procedures	MAY 2014
52.203-8	Cancellation, Rescission, and Recovery of Funds for Illegal or Improper Activity	MAY 2014
52.203-10	Price Or Fee Adjustment For Illegal Or Improper Activity	MAY 2014
52.203-12	Limitation On Payments To Influence Certain Federal Transactions	OCT 2010
52.203-13	Contractor Code of Business Ethics and Conduct	OCT 2015
52.203-14 52.203-16	Display of Hotline Poster(s) Preventing Personal Conflicts of Interest	OCT 2015 DEC 2011
52.203-17	Contractor Employee Whistleblower Rights and Requirement To Inform Employees of Whistleblower Rights	APR 2014
52.204-2	Security Requirements	AUG 1996
52.204-2 Alt I	Security Requirements (Aug 1996) - Alternate I	APR 1984
52.204-4	Printed or Copied Double-Sided on Postconsumer Fiber Content Paper	MAY 2011
52.204-9	Personal Identity Verification of Contractor Personnel	JAN 2011
52.204-10	Reporting Executive Compensation and First-Tier Subcontract Awards	OCT 2015
52.204-13	System for Award Management Maintenance	OCT 2016
52.204-19	Incorporation by Reference of Representations and Certifications.	DEC 2014
52.204-23	Prohibition on Contracting for Hardware, Software, and Services Developed or Provided by Kaspersky Lab and Other Covered Entities.	JUL 2018
52.207-5	Option To Purchase Equipment	FEB 1995
52.209-6	Protecting the Government’s Interest When Subcontracting With Contractors Debarred, Suspended, or Proposed for Debarment	OCT 2015
52.209-9	Updates of Publicly Available Information Regarding Responsibility Matters	JUL 2013
52.209-10	Prohibition on Contracting With Inverted Domestic Corporations	NOV 2015
52.210-1	Market Research	APR 2011
52.211-15	Defense Priority And Allocation Requirements	APR 2008

52.215-2	Audit and Records—Negotiation	OCT 2010
52.215-2 Alt II	Audit and Records—Negotiation (Oct 2010) - Alternate II	AUG 2016
52.215-8	Order of Precedence—Uniform Contract Format	OCT 1997
52.215-11	Price Reduction for Defective Certified Cost or Pricing Data—Modifications	AUG 2011
52.215-13	Subcontractor Certified Cost or Pricing Data—Modifications	OCT 2010
52.215-14	Integrity of Unit Prices	OCT 2010
52.215-15	Pension Adjustments and Asset Reversions	OCT 2010
52.215-16	Facilities Capital Cost of Money	JUN 2003
52.215-18	Reversion or Adjustment of Plans for Postretirement Benefits (PRB) Other than Pensions	JUL 2005
52.215-19	Notification of Ownership Changes	OCT 1997
52.215-21	Requirements for Certified Cost or Pricing Data and Data Other Than Certified Cost or Pricing Data — Modifications	OCT 2010
52.215-21 Alt II	Requirements for Certified Cost or Pricing Data and Data Other Than Certified Cost or Pricing Data — Modifications (Oct 2010) - Alternate II	OCT 1997
52.215-21 Alt III	Requirements for Certified Cost or Pricing Data and Data Other Than Certified Cost or Pricing Data — Modifications (Oct 2010) - Alternate III	OCT 1997
52.215-21 Alt IV	Requirements for Certified Cost or Pricing Data and Data Other Than Certified Cost or Pricing Data — Modifications (Oct 2010) - Alternate IV	OCT 2010
52.215-23	Limitations on Pass-Through Charges	OCT 2009
52.216-7 Alt II	Allowable Cost and Payment (Jun 2013) - Alternate II	AUG 2012
52.216-8	Fixed Fee	JUN 2011
52.216-22 52.219-4	Indefinite Quantity Notice of Price Evaluation Preference for HUBZone Small Business Concerns	OCT 1995 OCT 2014
52.219-6	Notice Of Total Small Business Set-Aside	NOV 2011
52.219-7	Notice of Partial Small Business Set-Aside	JUN 2003
52.219-8	Utilization of Small Business Concerns	OCT 2014
52.219-9 Alt II	Small Business Subcontracting Plan (JAN 2017) Alternate II	NOV 2016
52.219-13	Notice of Set-Aside of Orders	NOV 2011
52.219-14	Limitations On Subcontracting	NOV 2011
52.219-16	Liquidated Damages-Subcontracting Plan	JAN 1999
52.219-28	Post-Award Small Business Program Representation	JUL 2013
52.219-30	Notice of Set-Aside for, or Sole Source Award to, Women-Owned Small Business Concerns Eligible Under the Women-Owned Small Business Program	DEC 2015
52.222-1	Notice To The Government Of Labor Disputes	FEB 1997
52.222-20	Contracts for Materials, Supplies, Articles, and Equipment Exceeding $15,000	MAY 2014
52.222-21	Prohibition Of Segregated Facilities	APR 2015
52.222-26	Equal Opportunity	SEP 2016
52.222-29	Notification Of Visa Denial	APR 2015
52.222-35	Equal Opportunity for Veterans	OCT 2015
52.222-36	Equal Opportunity for Workers with Disabilities	JUL 2014
52.222-37	Employment Reports on Veterans	FEB 2016
52.222-50	Combating Trafficking in Persons	MAR 2015
52.222-54	Employment Eligibility Verification	OCT 2015
52.223-5	Pollution Prevention and Right-to-Know Information	MAY 2011
52.223-6	Drug-Free Workplace	MAY 2001
52.223-11	Ozone-Depleting Substances and High Global Warming Potential Hydrofluorocarbons.	JUN 2016
52.223-15	Energy Efficiency in Energy-Consuming Products	DEC 2007
52.223-16	Acquisition of EPEAT (R) - Registered Personal Computer Products	OCT 2015

52.223-17	Affirmative Procurement of EPA-Designated Items in Service and Construction Contracts	MAY 2008
52.223-18	Encouraging Contractor Policies To Ban Text Messaging While Driving	AUG 2011
52.223-19	Compliance with Environmental Management Systems	MAY 2011
52.224-3	Privacy Training	JAN 2017
52.225-13	Restrictions on Certain Foreign Purchases	JUN 2008
52.227-1	Authorization and Consent	DEC 2007
52.227-1 Alt I	Authorization And Consent (Dec 2007) - Alternate I	APR 1984
52.227-2	Notice And Assistance Regarding Patent And Copyright Infringement	DEC 2007
52.227-3	Patent Indemnity	APR 1984
52.227-3 Alt I	Patent Indemnity (Apr 1984) - Alternate I	APR 1984
52.227-10	Filing Of Patent Applications—Classified Subject Matter	DEC 2007
52.227-11	Patent Rights—Ownership By The Contractor	MAY 2014
52.228-3 52.232-2	Workers Compensation Insurance (Defense Base Act) Payments under Fixed Price Research and Development Contracts	JUL 2014 APR 1984
52.232-9	Limitation On Withholding Of Payments	APR 1984
52.232-11	Extras	APR 1984
52.232-17	Interest	MAY 2014
52.232-18	Availability Of Funds	APR 1984
52.232-20	Limitation Of Cost	APR 1984
52.232-22	Limitation Of Funds	APR 1984
52.232-23	Assignment Of Claims	MAY 2014
52.232-25	Prompt Payment	JUL 2013
52.232-33	Payment by Electronic Funds Transfer—System for Award Management	JUL 2013
52.232-39	Unenforceability of Unauthorized Obligations	JUN 2013
52.232-40	Providing Accelerated Payments to Small Business Subcontractors	DEC 2013
52.233-1	Disputes	MAY 2014
52.233-3	Protest After Award	AUG 1996
52.233-3 Alt I	Protest After Award (Aug 1996) - Alternate I	JUN 1985
52.233-4	Applicable Law for Breach of Contract Claim	OCT 2004
52.237-2	Protection Of Government Buildings, Equipment, And Vegetation	APR 1984
52.237-3	Continuity Of Services	JAN 1991
52.239-1	Privacy or Security Safeguards	AUG 1996
52.242-1	Notice of Intent to Disallow Costs	APR 1984
52.242-3	Penalties for Unallowable Costs	MAY 2014
52.242-4	Certification of Final Indirect Costs	JAN 1997
52.242-13	Bankruptcy	JUL 1995
52.243-1 Alt I	Changes—Fixed Price (Aug 1987) - Alternate I	APR 1984
52.243-2	Changes—Cost-Reimbursement	AUG 1987
52.243-2 Alt II	Changes—Cost Reimbursement (Aug 1987) - Alternate II	APR 1984
52.243-2 Alt V	Changes—Cost-Reimbursement (Aug 1987) - Alternate V	APR 1984
52.243-6	Change Order Accounting	APR 1984
52.244-2	Subcontracts	OCT 2010
52.244-5	Competition In Subcontracting	DEC 1996
52.244-6	Subcontracts for Commercial Items	SEP 2016
52.245-1	Government Property	APR 2012
52.245-1 Alt II	Government Property (Apr 2012) Alternate II	APR 2012
52.245-2 Alt II (Dev)	Government Property (Fixed-Price Contracts) June 2003 Alternate II Deviation	JUN 2003
52.245-9	Use And Charges	APR 2012

52.246-23	Limitation Of Liability	FEB 1997
52.246-25	Limitation Of Liability—Services	FEB 1997
52.249-4	Termination For Convenience Of The Government (Services) (Short Form)	APR 1984
52.249-6	Termination (Cost Reimbursement)	MAY 2004
52.249-6 Alt V	Termination (Cost Reimbursement) (May 2004) - Alternate V	SEP 1996
52.249-8	Default (Fixed-Price Supply & Service)	APR 1984
52.249-9	Default (Fixed-Priced Research And Development)	APR 1984
52.249-14	Excusable Delays	APR 1984
52.251-1	Government Supply Sources	APR 2012
52.253-1	Computer Generated Forms	JAN 1991
252.201-7000	Contracting Officer’s Representative	DEC 1991
252.203-7000	Requirements Relating to Compensation of Former DoD Officials	SEP 2011
252.203-7001	Prohibition On Persons Convicted of Fraud or Other Defense-Contract-Related Felonies	DEC 2008
252.203-7002	Requirement to Inform Employees of Whistleblower Rights	SEP 2013
252.203-7003	Agency Office of the Inspector General	DEC 2012
252.204-7000	Disclosure Of Information	AUG 2013
252.204-7002	Payment For Subline Items Not Separately Priced	DEC 1991
252.204-7003	Control Of Government Personnel Work Product	APR 1992
252.204-7005	Oral Attestation of Security Responsibilities	NOV 2001
252.204-7006	Billing Instructions	OCT 2005
252.204-7012	Safeguarding Covered Defense Information and Cyber Incident Reporting	OCT 2016
252.205-7000	Provision Of Information To Cooperative Agreement Holders	DEC 1991
252.211-7003 252.211-7007 252.215-7000 252.215-7002	Item Unique Identification and Valuation Pricing Adjustments Reporting of Government-Furnished Property Cost Estimating System Cost Estimating System Requirements	MAR 2016 DEC 2012 AUG 2012 DEC 2012
252.219-7003	Small Business Subcontracting Plan (DOD Contracts)—Basic	MAR 2016
252.223-7006	Prohibition On Storage, Treatment, and Disposal of Toxic or Hazardous Materials	SEP 2014
252.225-7001	Buy American And Balance Of Payments Program— Basic (Aug 2016)	AUG 2016
252.225-7002	Qualifying Country Sources As Subcontractors	AUG 2016
252.225-7004	Report of Intended Performance Outside the United States and Canada—Submission after Award	OCT 2015
252.225-7012	Preference For Certain Domestic Commodities	AUG 2016
252.225-7013	Duty-Free Entry—Basic (May 2016)	MAY 2016
252.225-7021	Trade Agreements—Basic	SEP 2016
252.225-7040	Contractor Personnel Supporting U.S. Armed Forces Deployed Outside the United States	OCT 2015
252.225-7041	Correspondence in English	JUN 1997
252.225-7043	Antiterrorism/Force Protection Policy for Defense Contractors Outside the United States	JUN 2015
252.225-7048 252.225-7979 (Dev)	Export-Controlled Items Additional Access to Contractor and Subcontractor Records in the United States Central Command Theater of Operations (DEVIATION 2018-O0008)	JUN 2013 DEC 2017

252.225-7995 (Dev) 252.225-7995 (Dev) 252.225-7997 (Dev) 252.226-7001

Prohibition on Providing Funds to the Enemy (Deviation 2015-O0016)

Contractor Personnel Performing in the United States Central Command Area of Responsibility (Deviation 2017-O0004)

Contractor Demobilization (Deviation 2013-O0017)

Utilization of Indian Organizations and Indian-Owned Economic Enterprises, and Native Hawaiian Small Business Concerns

SEP 2015 SEP 2017 AUG 2013 SEP 2004
252.227-7000	Non-estoppel	OCT 1966
252.227-7013	Rights in Technical Data—Noncommercial Items	FEB 2014
252.227-7014	Rights in Noncommercial Computer Software and Noncommercial Computer Software Documentation	FEB 2014
252.227-7015	Technical Data—Commercial Items	FEB 2014
252.227-7016	Rights in Bid or Proposal Information	JAN 2011
252.227-7019	Validation of Asserted Restrictions—Computer Software	SEP 2016
252.227-7020	Rights In Special Works	JUN 1995
252.227-7025	Limitations on the Use or Disclosure of Government-Furnished Information Marked with Restrictive Legends	MAY 2013
252.227-7026	Deferred Delivery Of Technical Data Or Computer Software	APR 1988
252.227-7027	Deferred Ordering Of Technical Data Or Computer Software	APR 1988
252.227-7030	Technical Data—Withholding Of Payment	MAR 2000
252.227-7037	Validation of Restrictive Markings on Technical Data	SEP 2016
252.227-7038	Patent Rights—Ownership by the Contractor (Large Business)	JUN 2012
252.227-7039	Patents—Reporting Of Subject Inventions	APR 1990
252.228-7001	Ground And Flight Risk	JUN 2010
252.231-7000	Supplemental Cost Principles	DEC 1991
252.232-7003	Electronic Submission of Payment Requests and Receiving Reports	JUN 2012
252.232-7007	Limitation Of Government’s Obligation	APR 2014
252.232-7010	Levies on Contract Payments	DEC 2006
252.232-7011	Payments in Support of Emergencies and Contingency Operations	MAY 2013
252.239-7001	Information Assurance Contractor Training and Certification	JAN 2008
252.239-7018	Supply Chain Risk	OCT 2015
252.242-7006	Accounting System Administration	FEB 2012
252.243-7001	Pricing Of Contract Modifications	DEC 1991
252.243-7002	Requests for Equitable Adjustment	DEC 2012
252.244-7001	Contractor Purchasing System Administration	MAY 2014
252.245-7000	Government-Furnished Mapping, Charting, and Geodesy Property	APR 2012
252.245-7001	Tagging, Labeling, and Marking of Government-Furnished Property	APR 2012
252.245-7002	Reporting Loss of Government Property	APR 2012
252.245-7003	Contractor Property Management System Administration	APR 2012
252.245-7004	Reporting, Reutilization, and Disposal	SEP 2016
252.246-7001	Warranty Of Data	MAR 2014
252.247-7023	Transportation of Supplies by Sea	APR 2014
252.247-7024	Notification Of Transportation Of Supplies By Sea	MAR 2000

EXHIBIT C

Pricing, Payment Schedule, Subcontractor Labor Categories

Payment shall be made in accordance with following billing milestones:

Milestone	Description	Deliverable	Estimated Date	Value
Phase 1 – Define Requirements	Meet with ACET and NPS/SLAMR team members to define mission requirements and validate study scope	Project Management Plan (PMP)	4 weeks ARO	25%
Phase 2 – Engineering & Analysis	Detailed engineering work to de- velop overall system configura- tion and specifications to meet requirements defined in Phase 1	Project Management Review (PMR) Slides	12 weeks ARO	25%
Phase 3 – Final Report	Final report detailing findings in Phase 2, including detailed tech- nical specification, budgetary cost estimate, and operational overview	Final Technical Report	16 weeks ARO	50%

*Subcontractor shall not exceed nor shall ACET reimburse above the funded amount of $52,500.00 unless by written modification to the subcontract.

No charges for performance will be allowed beyond the funded amount.

The firm fixed price for this work scope is $52,500.00. Payment will be made according to the above breakdown upon successful and accepted performance.

This firm fixed price includes all labor (engineering and project services), overheads, and taxes applicable to complete the proposed work. Pricing and schedule assume that the information required for the feasibility study will be provided in a timely manner. Specific data will be required based on discussions occurring during the kickoff meeting and in the initial period of the feasibility study.

SUBCONTRACTOR LABOR CATEGORIES

Minimum Qualifications for Personnel

See Section I.10. Personnel proposed to perform under this Subcontract shall comply at all times with the labor category requirements set forth in Section I.10.

Administrative Assistant	Includes clerical personnel, administrative services personnel, and technical publications personnel. Performs administrative duties in a staff activity. Performs specialized assignments relating to typing, word processing, graphics illustration using computers with very little direction. Performs a variety of support services such as operation of reproduction equipment to produce large volumes of documents, courier service and mail service, etc. Maintains personnel and other files; prepares correspondence, schedules and coordinates travel. Assists in the preparation of documents and supports the development of contract deliverables and reports. Responsible for integrating the graphics generated with automated tools and the deliverable documents.

Architecture Analyst	Analyze, design, evaluate, and plan the Business Architecture & Information Technology Systems Architecture in order to optimize the enterprise information technology architecture. This includes in depth knowledge of the enterprise, logic, systems, programming, and components; and a broad range of knowledge across the agency business, data, technology, applications and organizational views. Provides technical assistance to agency information technology staff. This includes existing and new technology in all areas of information technology such as platform, operations, network, applications and security. Works with the CIO, IT Managers and Project Managers to ensure the architecture as a whole is appropriately linked, being leveraged to maximum benefit and ready for future development.

Associate/Professional	Directly or indirectly responsible for the application of complex and advanced scientific theories, concepts, principles, and processes. Recognized within the company and the technical community as an authority in one or more scientific disciplines. Typically assists or publishes professional and scientific papers and patents. Develops advanced concepts, techniques, and standards. Develops new applications based on professional principles and theories. Works directly with senior personnel, program managers, and external organizations in the planning, oversight, execution, and evaluation of multiple complex technical and scientific solutions. Maintains a liaison role with staff and customers, and acts independently on issues within his/her field of expertise.

Chief Scientist	Performs the functions of a technical expert in the relevant scientific field in the support of major programs or system development. Applies scientific expertise in defining and resolving system issues, performing analysis and developing plans and requirements in the subject-matter area for complex systems. Coordinates and manages the preparation of analyses, evaluations, and recommendations for proper implementation of programs and systems.

Computer Security Systems Analyst/Specialist	Analyzes and defines Information Assurance security requirements for Multiple Security Levels (MSL) systems and non-MLS systems. Designs, develops, engineers, and implements solutions to MLS and non-MLS requirements. Gathers and organizes technical information about an organization’s missions, goals, and requirements, existing security products, and ongoing programs in the Information Assurance arena.

Computer Security Systems Engineer	Performs a variety of routine project tasks applied to specialized technology problems. Tasks involve integration of electronic processes or methodologies to resolve total system problems, or technology problems as they relate to Information Assurance requirements. Conducts security assessments and security consulting services. Analyzes information security requirements.

Contract Specialist	Analyzes business practices and market conditions to evaluate bid responsiveness, conducts baisc procurement procedures and techniques. Presents factual information; composes memoranda, minutes and reports; and drafts contract provisions and supporting documents. Solicits sources of supply and analyzes prices, discount rates, delivery dates, transportation charges, previous performance, commitments and indications of financial responsibility and recommends the most advantageous offer.

Cost Analyst	Performs Functional Economic Analysis (FEA) to evaluate the costs of alternative ways to accomplish functional objectives. Provides cost estimating and financial management support, including all activities that occur during the life cycle of a program. Presents plans, recommendations, analyses, and other advice within a broad functional area to customers, site managers, and all employee levels within the project. Prepares studies, plans, and analyses in support of the delivery order.

Data/Configuration Management Specialist	Supports configuration management planning. Describes provisions for configuration identification, change control, configuration status accounting, and configuration audits. Supports configuration planning. Identifies and maintains the original configuration of requirements documentation, design documentation, software, and related documentation. Responsible for configuration change control. Supports the change process so that only approved and validated changes are incorporated into product documents and related software. Responsible for configuration status accounting. Tracks all problems and changes in product documents and software and reports changes and current configuration. Responsible for configuration audits. Supports audits to verify that requirements of all baselines have been met.

Database Manager/Administrator	Performs one or more of the following tasks in support of computer database administration: architects, designs, oversee the development of, or administers computerized databases, installs the applicable databases onto the appropriate computer operating systems, creates databases, configure databases (for a data warehousing application), use import utilities to install databases. Includes creation of Indexes, Clusters, Snapshots, Views, and other database objects, as well as, management of Rollback Segments, Data File Size, and all the other aspects related to the performance tuning of databases. Write code for update queries, update data dictionaries as new fields are added to the database, and maintain a data correction log. Create and maintain data correction logs that identify the date the correction that was performed, tables and fields effected, submission effected, error code effected, and other pertinent metadata. Expand and update the data dictionary for the database and any related applications.

Documentation Specialist	Is responsible for preparing and/or maintaining systems, programming and operations documentation, procedures and methods, including user manuals, reference manuals, etc. Maintains a current internal documentation library. Provides or coordinates special documentation services as required. Competent to work at the highest level of all phases of documentation. Gathers, analyzes, and composes technical information. Conducts research and ensure the use of proper technical terminology. Translates technical information into clear, readable documents to be used by technical and non-technical personnel.

Engineer	Provides engineering, technical, and managerial direction for problem definition, analysis, requirement development and implementation for complex systems in the engineering discipline required to meet technical requirements. Makes recommendations and advises on system development, improvements, optimization, or support efforts. Performs risk assessments and analysis employing modeling and simulation techniques.

Functional Expert Consultant	Recognized for strong expertise in industry issues and trends. Utilize functional area expertise gained through direct industry experience to assess the operational and functional baseline of an organization and its organizational components. Uses in-depth consultative skills and business knowledge based on accumulated experience and education aligned to practice business objectives and processes. Work with senior managers and executives to provide industry vision and strategic direction with regard to their enterprise. Guide the determination of information technology inadequacies and/or deficiencies that affect the functional area’s ability to support/meet organizational goals. Generate functional area strategies for enhanced IT operations in a cross-functional area mode throughout the organization. Participate in account strategy sessions, strategic assessments and design reviews to validate enterprise approach and associated work products.

Graphics Specialist	Prepares presentation graphics and supports the development of contract deliverables and reports by developing and updating graphic presentations to improve the quality and enhance the usability of these documents. Responsible for integrating the graphics generated with automated tools and the deliverable documents. Responsible for graphics design and use, operation and setup of computer graphic systems. Executes graphic projects and assists in coordination of all graphic production scheduling; coordinates production support with outside vendors, as needed. Ensures that graphic projects are completed on time, within budget and to user’s satisfaction. Interfaces with users to determine scope of project and best graphic medium. Works on complex projects independently and has thorough knowledge of graphics systems and graphics application packages including: desk top publishing, CAD, GIS, design packages, HTML, multimedia and other graphics applications.

Information Assurance Engineer	Establishes and satisfies complex system-wide information security requirements based upon the analysis of user, policy, regulatory, and resource demands. Supports customers at the highest levels in the development and implementation of doctrine and policies. Applies expertise to government and commercial common user systems, as well as to dedicated special purpose systems requiring specialized security features and procedures. Examples could include command and control-related networks.

Information Assurance Specialist	Identifies security risks, threats and vulnerabilities of networks, systems, applications and new technology initiatives. Develops, tests, and operates firewalls, intrusion detection systems, enterprise anti-virus systems and software deployment tools. Tests and debugs programs and scripts and prepares instruction for use during network exploitation activities. Applies knowledge of current IA policy, tactics, techniques, policy, and doctrine, and relationship to IA reporting requirements and structure. Assists in the planning and implementation of requirements.

Logistics Specialist	Prepares logistics support documentation and source data, such as logistics operational management/user documents, integrated logistics support plans, user logistics support summaries, post-production support plans, and logistics implementation plans. Implements logistics plans, databases, and support files to support the fielding of new complex information systems or major modifications. Applies logistics principles and methods to specialized logistics solutions. Performs logistics database management functions. Performs logistics inventories and related logistics functions. Works independently and leads the implementation of logistics discipline.

Management Analyst	Develops, analyzes, evaluates, advises on, and/or improves the effectiveness of work methods and procedures, organizations, manpower utilization, distribution of work assignments, delegations of authority, management controls, information and documentation systems, and similar functions of management.

Materials Engineer	Evaluate materials and develop machinery and processes to manufacture materials for use in products that must meet specialized design and performance specifications. Develop new uses for known materials or works with metals, composite materials, ceramic, glass, plastics, polymers, semiconductors, naturally occurring materials and combination of materials or composites to create new materials that meet certain mechanical, electrical, and chemical requirements.

Modeling and Simulation Specialist	Expert in modeling and simulation functions or operations such as, but not limited to exercises, plans, coordination, demonstrations, and instruction in the fields such as, but not limited to health, environmental, transportation, law enforcement, military, and civil agencies. Provides supervision and guidance on the proper operation and use of simulation models and exercises. May support live, constructive, or virtual training.

Networks Engineer	Demonstrated capability in one or more of the Information Technology core areas; Computer System Engineering; Computer System Services; Data Management Services; Modeling, Analysis and Simulation; Professional Support Services; Test, Analysis and Evaluation; and Systems Integration. Experience in systems development, analysis or design. Requires competence in all phases of system analysis techniques, system design concepts, computer programming languages and the ability to work with end users to develop system designs from end users specifications.

Networks Information Assurance Test Engineer	Review and evaluate System Security Plans (SSPs), System Security Authorization Agreements (SSAAs), systems and networks diagrams, Security Requirements Traceability Matrices (SRTMs), Risk Assessments, and associated Information Systems (IS) Certification and Accreditation (C&*A) documents in accordance with Department of Defense (DoD), Intelligence Community (IC), National and Agency standards; observe, evaluate, and document IS security certification testing and prepare Security Certification Test Reports (SCTRs) with findings and recommendations regarding systems; Approval To Operate (ATO). Inspect systems, networks, sites for compliance to InfoSec standards and policies. Additional duties include producing periodic progress reports, preparing various forms of correspondence concerning deficiencies and statuses of SSPs/SSAAs, maintaining and reporting statistics on personal C&A efforts. Knowledge of DoD, IC, and National Security Policies, Regulations, Directives, and Instructions.

Program Analyst/Manager	Serves as the contractor’s single contract manager, and shall be the contractor’s authorized interface with the Government Contracting Officer (CO), the contract level Contracting Officer’s Representative (COR), government management personnel and customer agency representatives. Develops, analyses, evaluates, advises on, and/or improves the effectiveness of work methods and procedures, organizations, manpower utiliztion, distribution of work assignments, delegations of authority, management controls, information and documentation systems, and similar functions of management. Responsible for formulating and enforcing work standards, assigning contractor schedules, reviewing work discrepancies, supervising contractor personnel and communicating policies, purposes, and goals of the organizaiton to subordinates. Shall be responsible for the overall contract performance and shall not serve in any other capacity under this contract.

Project Control Specialist	Analyze program to determine requirements. Track program process and control. Analyze the impact or potential impact of missed or inadequate deliverable on program accomplishment. Develop and present reports on analysis findings. Draft program documentation to support activities to higher-level management. Review and track performance metrics.

Project Manager	Responsible for the overall management of the specific task order(s) and insuring that the technical/financial solutions and schedules in the specific delivery orders are implemented in a timely manner. Organizes, directs and coordinates the planning and production of all activities associated with assigned delivery order projects. Demonstrates competent writing and oral communication skills. Ensures quality products and services are delivered.

Quality Assurance	Directs quality assurance operations. Develops and controls quality programs. Determines the resources required for quality control. Establishes and maintains a process for evaluating software and associated documentation. Conducts formal and informal reviews at pre-determined points throughout the development life cycle. Monitors conformance with QA standards and procedures and maintains the level of quality throughout the life cycle of the DS TAT requirement. Conducts quality assurance training for employees. Suggests methods for improving product quality, design, or processes.

Quality Assurance Manager	Directs quality assurance operations. Develops and controls quality programs. Monitors conformance with QA standards and procedures. Conducts quality assurance training for employees. Suggests methods for improving product quality, design, or processes.

Quality Assurance Specialist	Establishes and maintains a process for evaluating software and associated documentation. Determines the resources required for quality control. Maintains the level of quality throughout the software life cycle. Conducts formal and informal reviews at pre-determined points throughout the development life cycle.

Research Analyst/Assistants	Formulates/defines research and development scope and objectives for assigned projects. Devises or modifies procedures to solve complex problems considering Defense systems capacity and limitations, operating time and form of desired results. Prepares detailed specifications from which research programs will be written. Responsible for program design, testing, and documentation. Has full technical knowledge of all phases of research application analysis and programming. Has good understanding of research analysis techniques and ability to apply them.

Research Engineer	Applies their expertise and knowledge to technical projects, finding innovative, cost-effective means to improve research, techniques, procedures, and/or products and technologies. Provides research engineering, technical, and managerial direction for problem definition, analysis, requirement development and implementation for complex systems in the engineering discipline. Responsibilites include developing, conducting and evaluating new approaches to meet technical requirements faster and more efficiently. Makes recommendations and advises on research development, improvements, optimization, or support efforts. Performs risk assessments and innovative use of new research concepts or improved techniques and procedures.

Research Scientist	Develop and implement new research objectives, establish project priorities, define methods of approach and execute the study. Provide scientific conclusions and interpretations. Responsible for innovative use of scientific research concepts, principles, and practices and contributes to advanced methods and techniques on Technical Area Tasks. Has expertise an outstanding knowledge and competence in one or more specific technical focus areas.

Security Administrator	Performs administration functions related to operating a secured facility, including classified document control, publication distribution, classification management and processing, coordination with Government Task Manger’s and the Contractor’s Program Manager. Provides audit support during the development of software and hardware. Conducts preliminary reviews of computer use and makes recommendations to management personnel regarding security needs for effective operations. Monitor physical security for conformance to government requirements.

Software Engineer	Performs a variety of systematic, disciplined, and quantifiable approaches to the development, operation, and maintenance of software, encompassing techniques and procedures often regulated by a software development process with the purpose of improving the reliability and maintainability of software systems. Establishes software information and engineering requirements which is necessitated by the potential complexity of those software systems, which may contain millions of lines of code. Applies the discipline of software engineering for specific technical problems and procedures, including knowledge, tools, and methods for software requirements, software design, software construction, software testing, and software maintenance tasks. Relates the disciplines of software engineering to the disciplines of computer science, computer engineering, management, mathematics, project management, quality management, software ergonomics, and systems engineering.

Subject Matter Expert	Provides extremely high level subject matter expertise for work described in the task. Provides advanced technical knowledge and analysis of highly specialized applications and operational environment, high-level functional systems analysis, design, integration, documentation, training, and implementation advice on complex problems which require doctorate level knowledge of the subject matter for effective implementation. Applies principles, methods, and knowledge of specific functional areas of expertise to specific task order requirements. Provides advice on esoteric problems which require extensive knowledge of the subject matter. Designs and prepares technical reports, studies, and related documentation, makes charts and graphs to record results, prepares and delivers presentations, training, and briefings as required by the task order.

Systems Analyst	Formulates/defines system scope and objectives for assigned projects. Devises or modifies procedures to solve complex problems considering computer equipment capacity and limitations, operating time and form of desired results. Prepares detailed specifications from which programs will be written. Responsible for program design, coding, testing, debugging and documentation. Has full technical knowledge of all phases of applications systems analysis and programming. Has good understanding of the business or function for which applications is designed.

Systems Architect	Establishes system information requirements using analysis of the information engineer(s) in the development of enterprise-wide or large-scale information systems. Designs architecture to include the software, hardware, and communications to support the total requirements as well as provide for present and future cross-functional requirements and interfaces. Ensures these systems are compatible and in compliance with the standards for open systems architectures, the Open Systems Interconnection (OSI) and International Standards Organization (ISO) reference models, and profiles of standards - such as Institute of Electrical and Electronic Engineers (IEEE) Open Systems Environment (OSE) reference model - as they apply to the implementation and specification of Information Management (IM) solution of the application platform, across the application program interface (API), and the external environment/software application. Ensures that the common operating environment is TAFIM compliant. Evaluates analytically and systematically problems of workflows, organization, and planning and develops appropriate corrective action.

Systems Engineer	Performs a variety of complex project tasks applied to specialized technology problems. Tasks involve integration of electronic processes or methodologies to resolve total system problems or technology problems. Applies analytical and systematic approaches in the resolution of problems of work flow, organization, and planning. Directs and assists system engineers in the application of system engineering principles to the solution of secure systems design problems. Expert knowledge of LANs, WANs, VPNs, routers, firewalls, network protocols, and other security and network operations and monitoring, vulnerability analysis, PKI, data encryption, key management, data warehousing, and data mining capabilities.

Technical Analyst/Writer	Assist in collecting and organizing information for preparation of user manuals, training materials, installation guides, proposals, and reports. Edit functional descriptions, system specifications, user manuals, special reports, or any other customer deliverables and documents.

Test Engineer	Provides test and evaluation of hardware and/or software development. This includes developing and documenting test plans and procedures, conducting testing, and evaluating and documenting results. Prepares studies, plans, and analyses in support of the delivery order.

Test Specialist - Level	Provides test and evaluation of ongoing research and development projects. This includes developing and documenting test plans and procedures, conducting testing, and evaluating and documenting results. Prepares studies, plans, and analyses in support of the delivery order.

Training Analyst/Facilitator	Conducts the research necessary to develop and revise training courses and prepares appropriate training catalogs. Develops all instructor materials (course outline, background material, and training aids). Develops all student materials (course manuals, workbooks, handouts, completion certificates, and course critique forms). Trains personnel by conducting formal classroom courses, workshops, seminars, and/or computer based/computer aided training.

Web Designer/Analyst	Provide support for developing & providing Agency Web-site content that will motivate & satisfy civilian user’s needs so that they will regularly access the site & utilize it as a major source for information, decision making and benefits delivery. Provide support for maintaining civil service handbook & policies/procedures on the agency Web; assisting in developing agency newsletter & civilian benefits communications; recommending new & innovative web uses as well as training & educating employees on the use & benefits of using the Web. Provide support in the location & pursuit of content & surveying internal customers to gather feedback for site improvement & enhancements.

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